UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ____)

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[ X ] Definitive proxy statement.

[ _ ] Definitive additional materials.

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TETRA Technologies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TETRA Technologies, Inc.

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2006

To our stockholders:

Where and When. We will hold our 2006 Annual Meeting of Stockholders at the Marriott Woodlands Waterway Hotel, 1601 Lake Robbins Drive, The Woodlands, Texas on Tuesday, May 2, 2006, at 11:00 a.m. local time.

Record Date. Only stockholders of record at the close of business on March 3, 2006 will be entitled to notice of and to vote at the Annual Meeting.

Purpose of the Meeting. We have called the Annual Meeting for the following purposes:

1. To elect three Class I Directors to serve three-year terms ending at the 2009 Annual Meeting of Stockholders (or until the 2007 Annual Meeting of Stockholders if the stockholders approve Proposal 4 below), or until their successors have been duly elected or appointed;

2. To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006;

3. To consider and vote upon a proposal to amend our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 70,000,000 to 100,000,000;

4. To consider and vote upon a proposal to amend our Restated Certificate of Incorporation to declassify the Board of Directors and to allow for the removal of Directors without cause;

5. To consider and vote upon a proposal to adopt the TETRA Technologies, Inc. 2006 Equity Incentive Compensation Plan; and

6. To transact such other business as may properly come before the Annual Meeting or any adjournments.

You will find more information on our nominees for Directors and the other purposes listed above in the attached proxy statement. You will find more instructions on how to vote starting on page 2 of the proxy statement.

Your vote is important! Please mark, sign, date, and return the enclosed proxy card as soon as possible regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

I hope you will be able to attend the Annual Meeting.

Bass C. Wallace, Jr.

Corporate Secretary

March 29, 2006

The Woodlands, Texas

TETRA Technologies, Inc.

25025 Interstate 45 North, Suite 600

The Woodlands, Texas 77380

PROXY STATEMENT

TABLE OF CONTENTS

Voting Information

General instructions on how to vote your proxy	1
Voting rules	2

Proposals

Proposal No. 1: Election of Directors	4
Proposal No. 2: Appointment of Independent Registered Public Accounting Firm	6
Proposal No. 3: Approval of an Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	6
Proposal No. 4: Approval of Amendments to our Restated Certificate of Incorporation to Declassify the Board of Directors and to Allow for the Removal of Directors Without Cause	8
Proposal No. 5: Adoption of our 2006 Equity Incentive Compensation Plan	10

Information About Us

Information about continuing Directors	21
Director compensation	23
Director independence	23
Board meetings and committees	24
Audit committee report	26
Fees paid to principal accounting firm	28
Audit committee pre-approval policies and procedures	28
Management and compensation committee report	29
Executive compensation	33
Non-stockholder approved plans	38
Certain transactions	39
Beneficial stock ownership of certain stockholders and management	40
Section 16(a) beneficial ownership reporting compliance	41
Proposals of stockholders	41
Householding of annual meeting materials	41
Additional financial information	42
Other matters	42

Proposed Amendments to Restated Certificate of Incorporation to Declassify the Board of Directors and to Allow for the Removal of Directors Without Cause	Appendix A
TETRA Technologies, Inc. 2006 Equity Incentive Compensation Plan	Appendix B

This proxy statement, and the accompanying Notice of the 2006 Annual Meeting of Stockholders and proxy card, are first being mailed to our stockholders on or about March 29, 2006.

(i)

VOTING INFORMATION

GENERAL INSTRUCTIONS ON HOW TO VOTE YOUR PROXY

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

If your shares are held in “street name,” you should vote your shares in the method directed by your broker or other nominee.

If you plan to attend the meeting and vote in person, your instructions will depend on how your shares are held:

• Shares registered in your name – check the appropriate box on the enclosed proxy card and bring evidence of your share ownership with you to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

• Shares registered in the name of your broker or other nominee – ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that we will limit attendance at the Annual Meeting to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

How to Revoke Your Proxy. If your shares are registered in your name, you may revoke your proxy at any time before it is exercised by:

• filing a written notice revoking it with our Corporate Secretary;

• executing and returning another proxy bearing a later date; or

• attending the Annual Meeting and expressing a desire to vote your shares of common stock in person.

If your shares are held in street name, you must contact your broker to revoke your proxy. You must address written notices to Corporate Secretary, TETRA Technologies, Inc., 25025 Interstate 45 North, Suite 600, The Woodlands, Texas, 77380. No revocation by written notice will be effective unless such notice has been received by our Secretary prior to the day of the Annual Meeting or by our inspector of election at the Annual Meeting.

VOTING RULES

Stockholders Entitled to Vote – the Record Date. We have fixed the close of business on March 3, 2006 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 34,987,597 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock as of the record date. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner. The New York Stock Exchange (“NYSE”) precludes its member organizations from giving a proxy to vote on equity compensation plans unless the beneficial owner of the shares has given voting instructions. Accordingly, with respect to the 2006 Equity Incentive Compensation Plan, brokers who are NYSE members do not have discretionary authority to vote shares for beneficial owners who do not provide instructions.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting to Elect Directors. When voting to elect Directors, you have three options:

• vote for all of the three nominees;

• vote for one or more of the nominees, but not all; or

• withhold authority to vote for all of the nominees.

If a quorum is present at the Annual Meeting, the three persons receiving the greatest number of votes will be elected to serve as Directors. Therefore, any shares that are not voted or whose votes are withheld will not influence the outcome of the election of Directors. You may not cumulate your votes for any one of the nominees.

Voting on Other Matters. When voting on all other matters, you have three options:

• vote FOR a given proposal;

• vote AGAINST a given proposal; or

• ABSTAIN from voting on a given proposal.

The approval of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock requires the approval of a majority of the total number of outstanding shares of common stock. With respect to this proposal, abstentions and broker nonvotes will have the same effect as a vote against this proposal.

The approval of the amendment to the Restated Certificate of Incorporation to declassify the Board of Directors and to allow for the removal of Directors without cause requires the approval of 66 2/3% of the total number of outstanding shares of common stock. With respect to this proposal, abstentions and broker nonvotes will have the same effect as a vote against this proposal.

Each matter other than the election of directors and the approval of the proposed amendments to the Restated Certificate of Incorporation requires the affirmative vote of a majority of the shares having voting power present or represented at the Annual Meeting. For the purpose of determining whether a proposal other than the election of Directors or the proposed amendments to the Restated Certificate of Incorporation has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal. With respect to the approval of auditors, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal. Brokers do not have discretionary authority to vote on the approval of the 2006 Equity Incentive Compensation Plan. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote.

In addition to the vote required by our bylaws described above, under the NYSE rules, approval of the 2006 Equity Incentive Compensation Plan requires approval by a majority of votes cast on the proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. The NYSE takes the position that a broker nonvote is not a “vote cast.” Accordingly, broker nonvotes have to be subtracted when determining whether the 50% in interest test has been met.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned prior to the Annual Meeting will be voted. If you return your proxy with no votes marked, your shares will be voted as follows:

• FOR the election of each of the nominees for Director;

• FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm;

• FOR the amendment of our Restated Certificate of Incorporation increasing the number of authorized shares of common stock;

• FOR the amendment of our Restated Certificate of Incorporation to declassify the Board of Directors and to allow for the removal of Directors without cause; and

• FOR the adoption of the 2006 Equity Incentive Compensation Plan.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by ADP Investor Communication Services.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our Directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or email. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling and mailing the Notice of the Annual Meeting, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PROPOSALS

PROPOSAL NO. 1: Election of Directors

The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR” the election of the three persons who have been nominated to serve three-year terms as Class I Directors. Each proxy solicited hereby will be so voted unless you specify otherwise in the proxy. A plurality vote is required for the election of Directors in Proposal 1. Accordingly, if a quorum is present at the Annual Meeting, the three persons nominated for election as Directors receiving the greatest numbers of votes will be elected to serve as Directors.

Our Restated Certificate of Incorporation and bylaws divide the Board of Directors into three classes, designated as Class I, Class II and Class III, with respect to terms of office. Each class is elected to serve a three-year term and consists of, as nearly as possible, one third of the members of the entire Board. Currently there are nine members of the Board of Directors. The proxies solicited hereby cannot be voted for more than three nominees.

The term of office of each of the current Class I Directors, Paul D. Coombs, Allen T. McInnes and J. Taft Symonds, expires at the time of the Annual Meeting, or as soon thereafter as their successors are elected or qualified. Messrs. Coombs, McInnes and Symonds have been recommended by the Nominating and Corporate Governance Committee and nominated by the Board to serve additional three-year terms as Class I Directors. Each of the nominees has consented to be named in this Proxy Statement and to serve as a Director, if elected.

If our stockholders approve Proposal 4 to amend our Restated Certificate of Incorporation to declassify the Board of Directors, beginning at the 2007 Annual Meeting of stockholders all Directors will be elected to one-year terms and will stand for reelection annually. To facilitate the transition from classified three-year terms to non-classified one-year terms, each Director whose term would not otherwise expire at the 2007 Annual Meeting of stockholders has agreed to tender his resignation effective immediately prior to the 2007 Annual Meeting of stockholders.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless authority to do so has been withheld. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Nominees for Director

The three nominees for election as Class I Directors, whose terms of office as Directors will expire in 2009 if such persons are elected (unless the stockholders approve Proposal 4 to declassify the Board of Directors), are as follows:

Name	Age	Position with us	Year first became a director
Paul D. Coombs	50	Executive Vice President and Director (Class I)	1994
Allen T. McInnes	68	Director (Class I)	1993
J. Taft Symonds	66	Director (Class I)	1981

Biographical summaries of the Class I Directors are set forth below. See “Beneficial Stock Ownership of Certain Stockholders and Management” below for information regarding the number of shares of our common stock owned by each of them.

Paul D. Coombs has served as Executive Vice President of Strategic Initiatives since April 2005, and as a member of our Board of Directors since 1994. From May 2001 to April 2005, Mr. Coombs served as our Executive Vice President and Chief Operating Officer. He served as an Executive Vice President from January 1994 to May 2001 and as our Senior Vice President – Oil & Gas from 1987 to 1994. From 1985 to 1987, he served as our General Manager – Oil & Gas. Mr. Coombs has served in numerous other positions for us since 1982.

Allen T. McInnes has served as a member of our Board of Directors since 1993. He served as our President and Chief Executive Officer from April 1996 to January 2000. Mr. McInnes currently serves on our Audit Committee and our Nominating and Corporate Governance Committee. He has served as Dean of the Business School of Texas Tech University since September 2001. He has served as Chairman of the Board of TGC Industries, which is involved in the geophysical business, since July 1993. Mr. McInnes has been a director of Chase Packaging Corporation since 1993. Mr. McInnes is a former Executive Vice President and director of Tenneco, Inc., where at various times he had overall corporate-level responsibility for chemicals, minerals, packaging, international development and real estate operations. Mr. McInnes received his B.B.A., M.B.A. and Ph.D. degrees from the University of Texas and he completed the Advanced Management Program at Harvard Business School in 1973.

J. Taft Symonds has served as a member of our Board of Directors since 1981 and as our Chairman of the Board since October 1993. Mr. Symonds also serves as a director and a member of the audit and corporate governance committees of the board of directors of Plains All American GP LLC, the general partner of Plains All American Pipeline, L.P., a publicly traded master limited partnership subject to the reporting requirements of the Exchange Act that is engaged in crude oil transportation, terminaling and storage. He has served as Chairman of the Board of Symonds Trust Co., Ltd., a private investment firm, since 1978. Mr. Symonds received his B.A. degree from Stanford University and his M.B.A. from Harvard Business School.

The Board of Directors recommends that you vote “FOR” the election of each of the above named nominees.

PROPOSAL NO. 2: Appointment of Independent Registered Public Accounting Firm

Proposal 2 requests stockholder approval of the Board of Directors’ appointment of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending that meeting. Ernst & Young LLP have served as our independent auditors since 1981.

Our organizational documents do not require our stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2006, but the Audit Committee may elect to retain the firm.

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO 3: Approval of an Amendment to our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

The Board of Directors has approved, and is recommending to our stockholders for approval at the Annual Meeting, an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock. The proposed amendment would increase the number of authorized shares of common stock from 70,000,000 shares to 100,000,000 shares.

Proposed Amendment

Our Restated Certificate of Incorporation, as amended, currently authorizes the issuance of 75,000,000 shares of capital stock, consisting of 70,000,000 shares of common stock, par value of $.01 per share, and 5,000,000 shares of preferred stock, par value of $.01 per share. The proposed amendment would increase the total number of authorized shares of common stock from 70,000,000 to 100,000,000 shares. The number of authorized shares of preferred stock would not be affected by the proposed amendment.

If approved, the first sentence of Article FOURTH of our Restated Certificate of Incorporation will be amended to read in its entirety as follows:

FOURTH. The total number of shares of stock that the Corporation shall have authority to issue is 105,000,000, consisting of 5,000,000 shares of Preferred Stock, of the par value of $.01 per share (hereinafter called “Preferred Stock”), and 100,000,000 shares of Common Stock, of the par value of $.01 per share (hereinafter called “Common Stock”).

The additional shares of our common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions, and will be identical in all other respects to the shares of our common stock now authorized.

Reasons for the Proposed Amendment

As of March 3, 2006, approximately 34,987,597 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding, although 1,000,000 shares of preferred stock have been designated as Series One Junior Participating Preferred Stock and are reserved for issuance in connection with our rights agreement. As of March 3, 2006, the Company held 1,073,740 shares of common stock as treasury shares, some of which are used to fund exercises of options pursuant to the 1998 Director Stock Option Plan. Also as of March 3, 2006, approximately 3,929,299 shares of common stock were reserved for issuance pursuant to stock option and employee benefit plans, leaving fewer than 30,009,364 shares of common stock, or approximately 43% percent of the authorized shares of common stock, currently unreserved and available for future use. Under Proposal 5 of this Proxy, we are also asking the stockholders to approve the 2006 Equity Incentive Compensation Plan, which will require us to reserve 650,000 shares of our common stock for issuance under such plan. If the adoption of the 2006 Equity Incentive Compensation Plan is approved, it will further reduce the number of currently authorized shares of common stock which are unreserved and available for future use. Since 2003, we have declared two 3-for-2 splits of the common stock, which were effected in the form of stock dividends. While we have no present intention to undertake any stock split, our ability to do so in the future is limited by the number of currently authorized shares. In addition, we have previously filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-4 for the purpose of registering our issuance of securities, including common stock, in connection with potential future acquisitions with an aggregate offering price of up to $400,000,000. Any issuance of our common stock pursuant to this registration statement in connection with future acquisitions will further reduce the number of shares of common stock which are unreserved and available for future use.

Our Board of Directors believes that increasing the authorized number of shares of our common stock will afford us continued flexibility to issue or reserve shares of our common stock for valid corporate purposes, including acquisitions, financings, incentive compensation and other benefit plans, and further stock dividends or stock splits. Except as may be required in certain cases by law or under the rules of the New York Stock Exchange, the proposed amendment would permit the Board of Directors to issue additional shares of common stock without further action or approval of our stockholders. By authorizing the additional shares now, such shares may be issued without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of our common stock may arise. Such a delay might cause us to lose an opportunity or make it more expensive for us to take advantage of an opportunity. Although the Board of Directors has no present plans to issue any additional shares of common stock, except in connection with our existing stock option and incentive plans, the Board of Directors believes that the proposed increase in the number of authorized shares of common stock is necessary to provide us with the necessary flexibility to pursue corporate opportunities.

Possible Effects of the Proposed Amendment

The authorization of the additional shares of common stock sought by this proposal would not have any immediate dilutive effect upon the proportionate voting power or rights of our existing stockholders; however, to the extent that the additional authorized shares of common stock are issued in the future, such issuance may decrease existing stockholders’ percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to existing stockholders and have a negative effect upon the market price of the common stock. Our stockholders do not have preemptive rights, which means they do not have the right to purchase shares in any future issuance of common stock in order to maintain their proportionate ownership of common stock.

The amendment to increase the number of authorized shares of our common stock could have the effect of discouraging or preventing attempts to take over control of our company. For example, in the event of a hostile attempt to take over control of our company, it may be possible for us to impede the attempt by issuing shares of common stock, which would dilute the voting power of the other outstanding shares and increase the potential cost to acquire control of us. The proposed amendment therefore may have the effect of discouraging unsolicited takeover bids and potentially limiting the opportunity for our stockholders to dispose of their shares at a premium which may otherwise be available in a takeover attempt or merger proposal. To the extent that it impedes any such attempts, the proposed amendment may serve to perpetuate our current management, including the Board of Directors. The amendment is not being proposed in response to any known effort or threat to acquire control of our company and is not part of a plan by management to adopt a series of amendments to our Restated Certificate of Incorporation and bylaws having an anti-takeover effect.

If the proposed amendment is adopted, it will become effective upon filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware.

Recommendation

The Board of Directors recommends that you vote “FOR” the proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock, and proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 4: Approval of Amendments to our Restated Certificate of Incorporation to Declassify the Board of Directors and to Allow for the Removal of Directors Without Cause

Article SEVENTH of our Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. In addition, Article SEVENTH also provides that, generally, Directors may be removed from the Board of Directors only for cause by the affirmative vote of the holders of at least 66 2/3% of our common stock. Our classified board structure and this system for electing and removing Directors was adopted in 1990, prior to our becoming a publicly traded company. To implement the annual election of Directors or to change the manner in which Directors can be removed from the Board of Directors, our Restated Certificate of Incorporation must be amended. This amendment requires approval by the affirmative vote of the holders of at least 66 2/3% of our common stock. In addition to the amendment to our Restated Certificate of Incorporation, conforming changes to our bylaws must also be made to make them consistent with the proposed amendments to our Restated Certificate of Incorporation. Upon approval of this Proposal 4 by our stockholders, the Board of Directors will adopt conforming amendments to our bylaws.

The Board of Directors has unanimously adopted resolutions, subject to stockholder approval, approving and declaring the advisability of amendments to Article SEVENTH of our Restated Certificate of Incorporation which would declassify the Board of Directors and allow the holders of a majority of our common stock to remove a Director with or without cause. This proposal would allow for the annual election of all Directors in the manner described below. The Board of Directors has previously set the number of Directors at nine. The proposal will not change the present number of Directors, and the Directors will retain authority to change that number and to fill any vacancies or newly created directorships.

Classified or staggered boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert that they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence. Proponents of a classified board also believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. Proponents further assert that classified boards may enhance stockholder value by forcing an entity seeking control of a target company to initiate arm’s-length discussions with the board of a target company because the potential acquirer is unable to replace the entire board in a single election. On the other hand, some investors view classified boards as having the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold the management accountable for implementing those policies. In addition, opponents of classified boards assert that a staggered structure for the election of directors may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees and, therefore, may erode stockholder value.

The Nominating and Corporate Governance Committee and the Board of Directors are committed to good corporate governance. Accordingly, the Nominating and Corporate Governance Committee and the Board of Directors have previously considered carefully the advantages and disadvantages of maintaining a classified board structure, and in the past concluded that it would be in our best interests and the best interests of our stockholders to maintain the classified board. In 2005, the Board of Directors requested that the Nominating and Corporate Governance Committee again consider the various positions for and against a classified board, particularly in light of evolving corporate governance practices and investor sentiment. The Board of Directors recognizes that annual elections are in line with emerging practices in the area of corporate governance, as they provide stockholders the opportunity to register their views on the performance of the entire Board of Directors each year. The Nominating and Corporate Governance Committee consulted management and the Company’s outside advisors when it considered the various positions for and against a classified board. Based upon the analysis and recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has decided that it is an appropriate time to propose declassifying the Board of Directors. This determination by the Board of Directors furthers its goal of ensuring that the Company’s corporate governance policies maximize management accountability to stockholders and would, if adopted, allow stockholders the opportunity each year to more effectively register their views on the performance of the Board of Directors.

Under Delaware corporate law, directors of companies that have a classified board structure may be removed only for cause unless their certificate of incorporation provides otherwise. However, directors of companies that do not have a classified structure may be removed with or without cause by a majority vote of the stockholders at any annual or special meeting of stockholders. Accordingly, in conjunction with our proposal to declassify our Board of Directors, we are proposing to amend our Restated Certificate of Incorporation to eliminate the provision that allows stockholders to remove our Directors only for cause. We are also proposing additional conforming changes to our Restated Certificate of Incorporation which are reflected in the proposed amendments set forth in Appendix A.

The Board of Directors has unanimously approved the proposed amendment declassifying the organization of the Board of Directors and eliminating the provision that allows stockholders to remove Directors only for cause. If the proposed amendment is approved, our Restated Certificate of Incorporation will be amended to allow for the annual election of all Directors commencing with our Annual Meeting of stockholders in 2007 and to allow the holders of a majority of our common stock, following our 2007 Annual Meeting of stockholders, to remove Directors with or without cause.

In order to facilitate the transition from classified three-year terms to non-classified one-year terms, each Director whose term would not otherwise expire at the 2007 Annual Meeting of stockholders has agreed to tender his resignation effective immediately prior to the 2007 Annual Meeting. Beginning with the 2007 Annual Meeting of stockholders, all Directors would be elected for one-year terms and the holders of a majority of our common stock would be entitled to remove Directors with or without cause. In addition, if Proposal 4 is adopted, any Director appointed by the Board of Directors as a result of a newly created directorship or to fill a vacancy on the Board of Directors would hold office until the next annual meeting.

The proposed amendments contemplated by Proposal 4 to our Restated Certificate of Incorporation are set forth in Appendix A, and we have shown the changes to our Restated Certificate of Incorporation resulting from the amendments, with deletions indicated by strikeouts and additions indicated by underlining. If approved, Proposal 4 will become effective upon the filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would do promptly after the Annual Meeting. At that time, the conforming amendments to the Company’s bylaws would also become effective.

The Board of Directors recommends that you vote “FOR” the proposed amendments to our Restated Certificate of Incorporation to declassify the Board of Directors and to allow for the removal of Directors without cause, and proxies returned will be so voted, unless contrary instructions are indicated thereon.

PROPOSAL NO. 5: Adoption of our 2006 Equity Incentive Compensation Plan

Our stockholders are being asked to consider and vote on a proposal to adopt the TETRA Technologies, Inc. 2006 Equity Incentive Compensation Plan, referred to in this description as the Plan. If the Plan is approved by our stockholders, it will supplement the Company’s existing stock option plans, which are the 1990 Stock Option Plan, as amended (under which options are outstanding but no further options may be granted), the 1996 Stock Option Plan for Nonexecutive Employees and Consultants, the Director Stock Option Plan, as amended (the “Director Plan”), and the 1998 Director Stock Option Plan, as amended and restated (the “1998 Director Plan”), and provide us with more flexibility in creating incentives for our employees, officers and Directors. The Company’s existing stock option plans will remain in effect in accordance with their terms if the Plan is approved by our stockholders; although no new options will be granted under any of the existing plans if the Plan is adopted by our stockholders as set forth herein.

The Plan was adopted by our Board of Directors, subject to the approval of our stockholders. Pursuant to our bylaws, approval of the Plan requires the affirmative vote of a majority of the common shares represented in person or by proxy at the annual meeting of stockholders and entitled to vote on the proposal. In addition, under the rules of the NYSE, approval of the Plan requires approval by a majority of votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. If the stockholders approve the Plan, it will be effective as of May 2, 2006. A copy of the Plan is attached to this proxy statement as Appendix B. The description of the Plan contained herein is not intended to be complete and is qualified by reference to Appendix B, which contains the complete text of the Plan.

Equity Philosophy

Our equity compensation philosophy is to pay for performance through competitive compensation programs that relate directly to our short and long-term goals and to reward executives, managers and professionals who achieve these goals, while at the same time remaining sensitive to the potential impact upon our other stockholders. Stock based awards linked to our short and long-term goals provide a significant incentive to the Company’s employees for improved performance, and we believe equity awards are critical to attracting and retaining employees who are vital to our development and financial success, while also aligning the employees’ interests with those of the Company’s stockholders.

In connection with our equity-based compensation programs, we seek to balance our need to attract and retain employees with efforts to closely monitor and reduce our “burn rate,” which is the total number of equity awards granted in a given year divided by the number of common shares outstanding at the end of such year. Our three-year average burn rate for 2003 through 2005 is 3.0%. If the 2006 Equity Compensation Plan is approved by stockholders, the selection of employees, consultants and non-employee directors who will receive awards under the Plan and the amount of any such awards will be determined by the Management and Compensation Committee (the "Compensation Committee") in its discretion. However, we have committed not to exceed, for each of the periods extending from 2004 through 2006, 2005 through 2007 and 2006 through 2008, a prospective three-year average burn rate of 2.5% (the three year average burn rate is the sum of three years, divided by three), which is the maximum burn threshold (one standard deviation above the mean burn rate of our peer group) announced by Institutional Shareholder Services in its 2006 policy updates.

We strongly believe that our equity compensation philosophy has been a key component of our past success and will be equally important in the years ahead. Accordingly, approval of the 2006 Equity Compensation Plan is critical to our ability to attract, retain and reward the caliber of employees necessary to continued achievement of superior performance.

Summary of Material Features of the Plan

The following is intended to be a summary of the key features of the Plan. The full text of the Plan is attached to this proxy statement as Appendix B for your reference.

The purposes of the Plan are to:

• promote our interests and the interests of our stockholders by encouraging the participants to acquire or increase their equity interest in us, thereby giving them an added incentive to work toward our continued growth and success;

• enable us to compete for the services of the individuals needed for our continued growth and success; and

• allow us to award incentive grants of equity awards that are less dilutive to our stockholders than the stock options that have traditionally been awarded under our stock option plans.

To accomplish these purposes, the Plan provides for the grant to eligible persons of stock options, restricted stock, bonus stock, stock appreciation rights, and performance awards (collectively “Awards”).

Key features of the Plan include:

• The Plan is administered by the Compensation Committee, which has authority to (i) determine the nature, amount, terms and conditions of the grants, and (ii) interpret and determine any and all matters relating to the administration of the Plan and the award grants.

• The maximum number of shares of our common stock authorized under the Plan is 650,000 shares, or approximately 2% of our outstanding shares.

• At the time of grant, the exercise price of any option cannot be less than the fair market value of our common stock as of the date of grant.

• Stock options and stock appreciation rights cannot be repriced without the approval of our stockholders. The Plan requires stockholder approval for any material Plan amendments in accordance with the New York Stock Exchange rules.

Available Shares

The maximum number of shares of common stock that may be covered by Awards granted under the Plan shall be 650,000 shares, subject to adjustment in the event of stock splits and certain other corporate events. For purposes of implementing the limitation on the maximum number of shares of common stock that may be covered by Awards granted under the Plan, an Award of an option or a stock appreciation right in respect of one share of common stock shall be deemed to be an Award of one share of common stock and an Award of a share of bonus stock or restricted stock shall be deemed to be an Award of two shares of common stock. With respect to any performance award, the value of the maximum benefit that may be paid under the performance award shall be divided by the fair market value per share of common stock as of the date of grant of the performance award, and each share resulting from such computation shall be deemed to be an Award of two shares of common stock. In addition, during any calendar year, the number of shares of common stock reserved for issuance under the Plan which are subject to Awards that may be granted to any one participant shall not exceed 100,000 shares, subject to adjustment in the event of stock splits and certain other corporate events. To the extent shares cease to be issuable under an Award made under the Plan, they will be available under the Plan for the grant of additional Awards unless such shares cease to be subject to an Award because of the exercise of the Award or the vesting of a restricted stock award or similar Award.

Persons Eligible to Participate

Except with respect to Awards of incentive stock options, all employees, consultants and non-employee Directors of us and our affiliates are eligible to participate in the Plan. Incentive stock options may be awarded only to employees. In selecting employees, consultants and non-employee Directors to receive Awards, including the type and size of the Award, the Compensation Committee may consider any factors that it deems relevant.

Administration

The Plan will be administered by the Compensation Committee, which consists of three or more Directors appointed by the Board of Directors. The members of the Compensation Committee as of the date of this proxy statement are Messrs. Ammidon, Delimitros, Mitchell and White (as Chairman). Our Board of Directors has determined that each of these Directors is an “independent” Director as defined under the rules of the NYSE. No person shall be eligible to serve on the Compensation Committee unless such person is a “non-employee Director” as defined in Rule 16b-3 promulgated under the Exchange Act, as then in effect, and also an “outside Director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder. Subject to the provisions of the Plan, the Compensation Committee will (i) interpret the Plan and all Awards under the Plan, (ii) make rules as it deems necessary for the proper administration of the Plan, (iii) make all other determinations necessary or advisable for the administration of the Plan and (iv) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and to the extent that it deems desirable to effectuate the Plan. Any action taken or determination made by the Compensation Committee pursuant to the Plan will be binding on all parties. No member of the Board of Directors or the Compensation Committee will be liable for any action or determination made in good faith with respect to the Plan or an Award granted thereunder.

Types of Awards

The Plan provides for the grant of any or all of the following types of Awards: (i) stock options, including incentive stock options and nonqualified stock options; (ii) restricted stock; (iii) bonus stock; (iv) stock appreciation rights; and (v) performance awards. All Awards will be evidenced by a written agreement and the terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and/or restrictions contained in any other Award. Each type of Award is discussed in more detail below.

Stock Options. The Compensation Committee has the authority to grant options, in such form as the Compensation Committee may from time to time approve, subject to the terms of the Plan. The Compensation Committee also has the authority to determine whether options granted to employees will be incentive stock options or nonqualified options.

To exercise an option granted under the Plan, the person entitled to exercise the option must deliver to us payment in full of the exercise price for the shares being purchased, together with any required withholding tax unless other arrangements have been made with the Compensation Committee. The payment must be (i) in cash or check, (ii) with the consent of the Compensation Committee, in shares of common stock already owned by the person for more than six months, or (iii) with the consent of the Compensation Committee and in compliance with such instructions as the Committee may specify, by sale through a broker. The value (the “Fair Market Value”) of each share of common stock delivered as payment of the exercise price on any given date will be deemed to be equal to the closing price on the principal exchange or over-the-counter market on which such shares are trading.

Except as described below, no option may be exercised later than the date which is ten years after the date of grant. The exercise price at which shares of common stock may be purchased upon the exercise of an option shall not be less than the Fair Market Value on the date of the grant of the option. In the case of incentive stock options granted to employees owning more than ten percent (10%) of the total combined voting power of us and our affiliates, the exercise price at which shares of common stock may be purchased upon the exercise of such incentive option shall be equal to one hundred ten percent (110%) of the Fair Market Value per share of common stock at the time of the grant and such incentive option may not be exercised later than five years after the date of grant. The aggregate fair market value (determined as of the respective date or dates of grant) of shares of common stock for which one or more options granted to any employee under the Plan (or any other option plan of ours or our affiliates) may for the first time become exercisable as incentive stock options during any one calendar year cannot exceed $100,000.

The exercise price for and the number of shares of common stock subject to existing options shall be subject to appropriate adjustments in the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like. The Plan does not permit the Compensation Committee to reprice options or accelerate the vesting of options without stockholder approval. The Compensation Committee shall provide, in the option grant, the time or times at which the options will be exercisable.

Restricted Stock Awards. The Plan authorizes the Compensation Committee to grant Awards in the form of restricted shares of common stock. These Awards are subject to such restrictions as the Compensation Committee may impose, including forfeiture, transfer and repurchase restrictions, and in no event will the term of any such Award exceed ten years. We have the right to repurchase restricted shares for the amount of cash paid for such shares, if any, if the participant terminates employment with or services to us prior to the lapse of such restrictions or the restricted stock is forfeited by the participant in accordance with the Award thereof.

Bonus Stock. The Compensation Committee has the authority to grant shares of our common stock as “bonus stock” to employees, consultants and non-employee Directors of us or our affiliates for the performance of services by such individuals without additional consideration, except as may be required by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (rights to receive the excess of the Fair Market Value of the common stock on the date of exercise over the Fair Market Value of the common stock as of the date of grant), in shares of common stock. The Compensation Committee may provide that the excess may not exceed a specified amount. The Compensation Committee shall determine, at the date of grant, the time or times at which and the circumstances under which a stock appreciation right may be exercised. The term of such Award may not exceed ten years.

Performance Awards. The Plan authorizes the Compensation Committee to grant shares of common stock to participants upon the attainment of certain performance goals measured over a period of not less than three months or more than five years. After the end of each performance period, the Compensation Committee will determine the amount, if any, of performance awards payable to each participant based upon the achievement of certain established business criteria. In the case of any Award granted to our Chief Executive Officer or any of our four highest paid officers (other than the Chief Executive Officer), the performance goals will be objective and meet the requirements of Section 162(m) of the Code, and regulations thereunder, including the requirement that achievement of performance goals be substantially uncertain at the time of grant. It is our intent that performance awards granted to covered employees will constitute performance based compensation within the meaning of Section 162(m) of the Code and the regulations thereunder.

The performance goals may differ among Awards or participants; however, the Compensation Committee may not exercise discretion to increase any amount payable under a performance award intended to comply with Section 162(m) of the Code. In establishing performance goals, the Compensation Committee may use one or more of the following business criteria on a consolidated basis or for our specified subsidiaries, divisions or business units: (i) earnings per share; (ii) increase in price per share; (iii) increase in revenues; (iv) increase in cash flow; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) economic value added; (x) gross margin; (xi) net income; (xii) pretax earnings; (xiii) pretax earnings before interest, depreciation, depletion and amortization; (xiv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xv) operating income; (xvi) total stockholder return; (xvii) debt reduction; and (xviii) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Compensation Committee, including, but not limited to, a market index or a group of comparable companies.

The amount payable under a performance award shall be divided by the Fair Market Value per share of common stock on the determination date, and a stock certificate evidencing the resulting shares of common stock (to the nearest full share) shall be delivered to the participant or his personal representative, and the value of any fractional shares will be paid in cash.

Transferability

Except as otherwise provided in the Plan, no Award and no right under the Plan, other than bonus stock or restricted stock as to which restrictions have lapsed is (i) assignable, saleable or transferable by a participant, or (ii) subject to any encumbrance, pledge or charge of any nature. Any attempted transfer in violation of the Plan will be void and ineffective for all purposes. The Compensation Committee may, however, establish rules and procedures to allow the transfer of specific nonqualified stock options for estate planning purposes to one or more immediate family members or related family trusts or partnerships or similar entities.

Change in Control

Unless otherwise provided in an Award, upon the occurrence of a change in control (defined generally as certain reorganizations, mergers, consolidations, sales of all or substantially all of our assets or liquidations), the Compensation Committee may, but is not required to, (i) accelerate vesting and the time at which all options and stock appreciation rights then outstanding may be exercised; (ii) waive all restrictions and conditions of all restricted stock then outstanding; or (iii) determine to amend performance awards or substitute new performance awards in consideration of the cancellation of outstanding performance awards.

If approved by our Board of Directors prior to or within 30 days after a change in control, the Board of Directors will have the right for the 45-day period following the change in control to require all participants to transfer to us all Awards previously granted to the participants in exchange for an amount equal to the cash value of the Awards. The cash value of an Award will equal the sum of (i) the cash value of all benefits to which the participant would be entitled upon settlement or exercise of any Award which is not an option or restricted stock and (ii) in the case of an option or restricted stock, the excess of the market value per share over the option price, or the market value per share of restricted stock, multiplied by the number of shares as to which such Award is vested.

Termination, Death, Disability and Retirement

Unless otherwise provided for in an Award, if the employment of an employee or service of a non-employee Director is terminated for any reason other than death, disability or retirement, or if service of a consultant is terminated for any reason other than death, any nonvested Award outstanding at the time of such termination will terminate, no further vesting will occur, and the participant will be entitled to exercise his or her exercise rights with respect to any portion of the Award which is vested until the earlier of (i) the expiration date set forth in the Award or (ii) three months after the termination date.

Unless otherwise provided for in an Award, upon the retirement of an employee or non-employee Director, any nonvested portion of an outstanding Award will terminate and no further vesting will occur. Any exercise rights with respect to any vested Award will expire on the earlier of (i) the expiration date set forth in the Award or (ii) 12 months after the date of retirement.

Unless otherwise provided for in an Award, (i) upon the termination due to the disability of an employee or non-employee Director, (ii) upon the death of a participant, (iii) with respect to a participant who is either a retired former employee or non-employee Director who dies during the period in which he or she can exercise any vested Award (the “applicable retirement period”) or (iv) with respect to a disabled former employee or non-employee Director who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination due to disability (the “applicable disability period”), any nonvested portion of an outstanding Award that has not already terminated will terminate and no further vesting will occur. In addition, any exercise rights with respect to any vested Award will expire on the earlier of (i) the expiration date set forth in the Award or (ii) the later of (x) the first anniversary of such termination due to death or disability or (y) the first anniversary of such person’s death during the applicable retirement period (except in the case of an incentive stock option) or the applicable disability period.

The Compensation Committee may provide for the continuation of any Award for such period and upon such terms as it determines in the event the participant ceases to be an employee, consultant or non-employee Director.

Adjustments Upon Changes in Capitalization or Reorganization

The type or number of shares authorized under the Plan or subject to an Award and/or the exercise or purchase price applicable to an Award will be appropriately adjusted in the event of a subdivision or consolidation of shares, payment of stock dividend or any other increase or decrease in the number of shares effected without receipt of consideration by us, or in the event of a reorganization, merger, consolidation or recapitalization. Such adjustments shall be made by the Compensation Committee, whose determination shall be final and binding.

Amendment or Termination of the Plan and Amendment of Awards

Except with respect to Awards then outstanding, if not sooner terminated by the Board of Directors, the Plan will terminate upon, and no further Awards shall be made, after the second anniversary of the date the Plan is approved by the stockholders. The Board of Directors may amend, suspend or terminate the Plan, provided, however, that no amendment, suspension or termination of the Plan may, without the consent of the holder of an Award, terminate such Award or adversely affect such person’s rights in any material respect. Moreover, no amendment to the Plan will be effective prior to its approval by the stockholders to the extent that (i) it would provide or accelerate vesting other than in connection with a change in control, or would change stockholder approval requirements relating to option repricing or (ii) such approval is required by applicable law, the requirements of any securities exchange on which our stock may be listed, or the requirements of the NASDAQ Stock Market, Inc. on which our stock may be listed. The Board of Directors may, however, amend the Plan as necessary to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to participants.

Subject to the restrictions set forth in the Plan, the Compensation Committee may amend any outstanding Award and may waive or accelerate any requirement or condition that is not mandatory under the Plan; however, except in the case of a change in control, the Compensation Committee may not waive or accelerate any term or condition of an Award that is intended to qualify as performance based compensation for purposes of Section 162(m) of the Code, if such action would cause the Award not to so qualify. The Compensation Committee may not amend any outstanding Award in a manner that would adversely affect, in any material respect, the rights of a Plan participant without such participant’s consent.

New Plan Benefits

No Awards have been granted to date under the Plan, although it is anticipated that Awards will be granted if the Plan is approved by our stockholders. The actual amount of Awards to be granted under the Plan is not determinable in advance because the size and type of Awards to be made in any year will be determined at the discretion of the Compensation Committee. Additionally, the specific performance criteria and targets will be selected each year by the Compensation Committee.

Federal Income Tax Consequences of the Plan

In General. The Plan is not intended to be subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The following summary is based on the applicable provisions of the Code, as currently in effect, and the income tax regulations and proposed income tax regulations issued thereunder.

Status of Options. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Under certain circumstances, an incentive stock option may be treated as a nonqualified stock option. The tax consequences, both to the option holder and to us, differ depending on whether an option is an incentive stock option or a nonqualified stock option.

Nonqualified Options. No federal income tax is imposed on the option holder upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, the option holder will be treated as receiving compensation, taxable as ordinary income and subject to employment taxes in the year of exercise. The amount recognized as ordinary income and subject to employment taxes upon exercise is the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price paid for such common stock. At the time common stock received upon exercise of a nonqualified stock option is disposed of, any difference between the fair market value of the shares of common stock at the time of exercise and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain, depending on the holding period of the shares of common stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of common stock.

Upon an option holder’s exercise of a nonqualified stock option, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder, assuming we satisfy the federal income tax reporting requirements with respect to such compensation. We are not entitled to any tax deduction in connection with a subsequent disposition by the option holder of the shares of common stock.

If the shares of common stock received upon the exercise of a nonqualified stock option are transferred to the option holder, subject to certain restrictions, then the taxable income realized by the option holder, unless the option holder elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured with reference to the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, Directors and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six (6) months of the exercise of a nonqualified stock option.

Incentive Stock Options. No federal income tax is imposed on the option holder upon the grant of an incentive stock option. The option holder will recognize no taxable income upon exercise of an incentive stock option if the option holder (a) does not dispose of the shares of common stock acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted or within one year after the shares of common stock were transferred to the option holder (the “Holding Period”) and (b) is an employee of either (i) the company granting the option, (ii) the parent company or a subsidiary of such corporation or (iii) a corporation which has assumed such option of another corporation as a result of a corporate reorganization, merger or similar transaction. Such employment must continue for the entire time from the date the option was granted until three months before the date of exercise, or 12 months before the date of exercise if employment ceases due to permanent and total disability. If common stock received upon exercise of an incentive stock option is disposed of after completion of the Holding Period, any difference between the exercise price paid for such common stock and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. We would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares of common stock so acquired.

If, however, an option holder disposes of shares of common stock acquired pursuant to exercise of an incentive stock option before the Holding Period has expired (a “Disqualifying Disposition”), the option holder would be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, subject to the application of Section 162(m) of the Code, as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder. The amount treated as compensation is the lesser of (i) the excess of the fair market value of the common stock at the time of exercise over the exercise price or (ii) the excess of the amount realized on disposition over the exercise price. The balance of the gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain depending on the holding period. If the amount realized at the time of the disposition is less than the exercise price, the option holder will not be required to treat any amount as ordinary income, provided that the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long-term or short-term capital loss depending upon the holding period. A disposition generally includes a sale, exchange or gift, but does not include certain other transfers, such as by reason of death or a pledge or exchange of shares described in Section 424(c) of the Code.

Alternative Minimum Tax. Although the exercise of an incentive stock option does not result in current taxable income, there are implications with regard to the Alternative Minimum Tax (“AMT”). The excess of the fair market value of shares of common stock acquired upon exercise of an incentive stock option over the exercise price paid for such shares of common stock is an adjustment to AMT income for the option holder’s taxable year in which such exercise occurs (unless the shares of common stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).

Payment of Option Price in Shares. In the case of a nonqualified option, if the option price is paid by the delivery of shares of common stock previously acquired by the option holder having a fair market value equal to the option price (“Previously Acquired Shares”), no gain or loss would be recognized on the exchange of the Previously Acquired Shares for a like number of shares of common stock. The option holder’s basis and holding period in the number of shares of common stock received (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used. The option holder would treat the fair market value of the number of shares of common stock received in excess of the number of Previously Acquired Shares used as ordinary compensation income. The option holder’s basis in such excess shares of common stock would be equal to the shares’ fair market value at the time of exercise. The option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock.

In the case of an incentive stock option, the federal income tax consequences to the option holder of the payment of the option price with Previously Acquired Shares depends on the nature of the Previously Acquired Shares. If the Previously Acquired Shares were acquired through the exercise of a qualified stock option, an incentive stock option, or an option granted under an employee stock purchase plan (“Statutory Option”) and if such Previously Acquired Shares are being transferred prior to expiration of the applicable Holding Period, the transfer would be treated as a Disqualifying Disposition of the Previously Acquired Shares. If the Previously Acquired Shares were acquired other than pursuant to the exercise of a Statutory Option, or were acquired pursuant to the exercise of a Statutory Option but have been held for the applicable Holding Period, no gain or loss should be recognized on the exchange of the Previously Acquired Shares. In either case, (i) the option holder’s basis and holding period in the number of shares of common stock received (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used, increased by any income recognized to the option holder upon the Disqualifying Disposition of the Previously Acquired Shares, (ii) the option holder’s basis in the number of shares of common stock received in excess of the number of Previously Acquired Shares used would be zero, (iii) the option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock, and (iv) the other incentive stock option rules would apply. Upon a subsequent Disqualifying Disposition of the shares of common stock so received, the shares with the lowest basis would be treated as disposed of first.

Restricted Stock. A participant who has been granted an Award of restricted stock will not realize taxable income at the time of the Award, and we will not be entitled to a tax deduction at the time of the Award, unless the participant makes an election to be taxed at the time of the Award. When the restrictions lapse without an election by the participant to be taxed at the time of the Award, the participant will receive taxable income in an amount equal to the excess of the market value of the shares at such time over the amount, if any, paid for such shares. We will be entitled to a corresponding tax deduction assuming any federal income tax reporting requirements are satisfied.

Bonus Stock. In general, a person will treat the fair market value of bonus stock Awards on the date such amount is received as compensation, taxable as ordinary income and subject to employment taxes. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming any federal income tax reporting requirements are satisfied.

Stock Appreciation Rights. Upon receipt of stock pursuant to the exercise of a stock appreciation right, the fair market value of the stock received is included in taxable income at the time the stock is received. Subject to Section 162(m) of the Code, described below, we will be entitled to a deduction at the same time and in the same amount as the income recognized by the Plan participant.

Performance Awards. In general, a participant who receives a performance award will not be taxed on receipt of the Award; instead, the fair market value of the common stock received will be taxable as ordinary compensation income with respect to a performance award, on the date that the shares of common stock cease to be subject to forfeiture. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for a corresponding amount. A grantee of a performance award may elect to recognize ordinary income at the time the stock is received by making an election under Section 83(b) of the Code, with the Internal Revenue Service within thirty (30) days of the transfer of such shares. If such election is filed, the grantee will not recognize income when the restrictions lapse, and any subsequent disposition of the shares will result in a capital gain or loss. If, upon a taxable disposition of the shares of common stock, the grantee receives proceeds of more or less than his or her basis in the shares of common stock, any gain will be a long-term or short-term capital gain, and any loss will be a long-term or short-term capital loss, depending on the holding period of the shares of common stock, measured (i) from the date that the shares of common stock were received, if receipt was a taxable event to such participant or, (ii) from the date the restrictions on the shares lapsed, if such lapse was a taxable event to the participant.

Withholding for Taxes

No common stock shall be issued under the Plan until arrangements satisfactory to us have been made for the payment of any tax amounts that may be required to be withheld or paid by us with respect thereto at the minimum statutory rate. At the discretion of the Committee, such arrangements may include allowing the participant to tender to us shares of common stock already owned by the participant.

Additional Tax Consequences

Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the stock on the date of grant will qualify as performance based compensation. Other Awards may or may not so qualify, depending on their terms.

In addition, some Awards may be covered by Section 409A of the Code. In such event, we would expect to design and administer any such Award in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant.

Notwithstanding the foregoing, the Plan expressly provides that there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates or is eligible to participate in the Plan.

The Board of Directors recommends that you vote “FOR” the adoption of the TETRA Technologies, Inc. 2006 Equity Incentive Compensation Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

INFORMATION ABOUT US

INFORMATION ABOUT CONTINUING DIRECTORS

The six continuing Directors and certain additional information with respect to each of them are as follows:

Name	Age	Position with us	Year first became a director
Hoyt Ammidon, Jr.	68	Director (Class III)	1998
Ralph S. Cunningham	65	Director (Class II)	1999
Tom H. Delimitros	65	Director (Class II)	1994
Geoffrey M. Hertel	61	President, Chief Executive Officer and Director (Class II)	1984
Kenneth P. Mitchell	66	Director (Class III)	1997
Kenneth E. White, Jr.	59	Director (Class III)	2002

Hoyt Ammidon, Jr. has served as a member of our Board of Directors since 1998. Mr. Ammidon currently serves on our Audit Committee and our Management and Compensation Committee. He served as a managing director of Berkshire Capital Corporation, a private company that provides merger and acquisition related services to the investment management and securities industries, from November 1994 to January 2004 and as an advisory director since January 2004. Prior thereto, he held various executive positions at Cazenove Incorporated, a brokerage firm, The Chase Manhattan Investment Bank and E.F. Hutton & Co., Inc. Mr. Ammidon serves as a director and chairman of the audit committee of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), which manufactures microencapsulated products and is a specialty repackager of industrial gases. Mr. Ammidon received his B.A. degree in History from Yale University.

Ralph S. Cunningham, Ph.D., has served as a member of our Board of Directors since 1999. Dr. Cunningham currently serves on our Audit Committee and is Chairman of our Nominating and Corporate Governance Committee. Dr. Cunningham is presently a director and Group Executive Vice President and Chief Operating Officer of Enterprise Products GP, LLC, which is the general partner of Enterprise Partners L.P., a publicly held master limited partnership subject to the reporting requirements of the Exchange Act, a director of Agrium, Incorporated, a Canadian publicly traded company involved in the agricultural chemicals business, and a director of EnCana Corporation, a Canadian publicly traded independent oil and gas company. Dr. Cunningham previously served as a director of Enterprise Products GP from 1998 until March 2005 and served as Chairman and a director of TEPPCO GP from March 2005 until November 2005. He retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. Dr. Cunningham served as Vice Chairman of Huntsman Corporation from April 1994 to April 1995; and from August 1990 to April 1994, he served as President of Texaco Chemical Company. Prior to joining Texaco Chemical Company, Dr. Cunningham held various executive positions with Clark Oil & Refining and Tenneco, Inc. He began his career in Exxon’s refinery operations. Dr. Cunningham received his B.S. degree in Chemical Engineering from Auburn University and his M.S. and Ph.D. degrees in Chemical Engineering from Ohio State University.

Tom H. Delimitros has served as a member of our Board of Directors since 1994. Mr. Delimitros is Chairman of our Audit Committee and also serves on our Management and Compensation Committee. He is President of the corporate general partner of AMT Capital Ltd., a private limited partnership formed in 1991 that provides equity and debt capital to emerging growth companies involved in advanced material technologies and the energy sector. Mr. Delimitros is also a director and is chairman of the audit committee of the board of directors of Plains Exploration & Production Company, a publicly held energy company that is subject to the reporting requirements of the Exchange Act. Mr. Delimitros received his B.S. and M.S. degrees from the University of Washington in Seattle and his M.B.A. degree from Harvard Business School.

Geoffrey M. Hertel has served as our President since May 2000, as our Chief Executive Officer since May 2001, and as a member of our Board of Directors since 1984. From January 2000 to May 2001 he also served as our Chief Operating Officer. From January 1994 to 2000, Mr. Hertel served as our Executive Vice President – Finance and Administration. He joined us in March 1993 as Senior Vice President – Finance and Administration. From 1981 to 1984, Mr. Hertel was associated with us as a nonvoting director and special consultant to the Board. He has served as President and a director of Fairway Petroleum, Inc., a private oil and gas company, and LAGGS, Inc., a private natural gas pipeline company, since 1980. From 1972 to 1984, Mr. Hertel held various positions with Rotan Mosle, Inc., an investment banking firm, including Senior Vice President – Corporate Finance. Mr. Hertel received his B.A. and M.B.A. degrees from Michigan State University.

Kenneth P. Mitchell has served as a member of our Board of Directors since 1997. Mr. Mitchell currently serves on our Management and Compensation Committee and our Nominating and Corporate Governance Committee. He is presently lead director of Balchem Corporation, a publicly held company that manufactures microencapsulated products and is a specialty repackager of industrial gases. Mr. Mitchell served as President and Chief Executive Officer of Oakite Products, Inc., a specialty chemicals company, from 1986 until he retired in 1993. From 1964 to 1986, he held a number of executive positions with Diamond Shamrock Corporation, all of which were related to various commodity and specialty chemical businesses. Mr. Mitchell received his B.S. degree in Marketing and Finance from Ohio State University, and he completed the Senior Executive Program at M.I.T. in 1979.

Kenneth E. White, Jr. has served as a member of our Board of Directors since 2002. Mr. White is Chairman of our Management and Compensation Committee and also serves on our Audit Committee. He served as President and Chief Operating Officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment by Torch in 1989, he served as Executive Vice President and General Manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch, during 1989. From 1982 to 1989, Mr. White served in several positions with Tenneco Oil related to Gulf Coast reservoir management and engineering. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

DIRECTOR COMPENSATION

All Directors who are not our employees or employees of any of our subsidiaries or affiliates (the “Outside Directors”), other than Mr. Symonds, currently receive compensation of $2,187.50 per month plus $1,000 for each Board meeting attended, and they are reimbursed for out of pocket expenses incurred in attending meetings of the Board. In addition, Outside Directors traveling from out of state to Board or Committee meetings receive a $750 travel stipend. Outside Directors who are members of the Audit Committee, the Management and Compensation Committee or the Nominating and Corporate Governance Committee are also paid $1,000 for each meeting of those committees attended. In addition to the $1,000 for each meeting attended, the chairmen of the Management and Compensation Committee and Nominating and Corporate Governance Committee are paid $500 per calendar quarter. In addition to the $1,000 for each meeting attended, (i) Mr. Delimitros is paid $750 per calendar quarter for serving as the chairman of the Audit Committee, (ii) Mr. Ammidon, the immediate past chairman of the Audit Committee, is paid $375 per calendar quarter, and (iii) Mr. White, in his capacity as a member of the Audit Committee, is paid $375 per calendar quarter for reviewing the Company’s oil and gas reserve reports for the Audit Committee. Mr. Symonds receives $6,250 per month for serving as our Chairman of the Board of Directors, and he receives no additional compensation for attending meetings of the Board.

Under the TETRA Technologies, Inc. Nonqualified Deferred Compensation Plan, each Director may elect to defer the receipt of all or any portion of the compensation paid to such Director for serving as a Director by making a timely deferral election. Several deferral period options are available. All deferred compensation earns amounts equivalent to the returns on one or more participant-selected investment funds.

Under our 1998 Director Plan, as amended, each of the Outside Directors generally receives an automatic grant of an option to purchase 12,000 shares of our common stock on January 1 of each year while serving as a Director. The options have an exercise price equal to the closing price as of the last trading day of the previous year. As a result, on January 1, 2006, each of the Outside Directors received an option to purchase 12,000 shares at an exercise price of $30.52 per share. If the 2006 Equity Incentive Compensation Plan is approved at the Annual Meeting, no further grants will be made under the terms of the 1998 Director Plan or the Director Plan. While it is contemplated that the Outside Directors will continue to receive equity compensation under the terms of the 2006 Equity Incentive Compensation Plan, the amount and form of such compensation has not yet been determined.

DIRECTOR INDEPENDENCE

In early 2006, each Director completed a questionnaire to assist the Board in making its determination of whether the Directors met our Director Independence Standards, which are contained in our Corporate Governance Guidelines. The Board, with the assistance of the Nominating and Corporate Governance Committee, considered such questionnaires as well as the transactions disclosed in “Certain Transactions” below and such other information considered relevant with respect to the existence of any material relationships between a Director and the Company. The Board of Directors has determined that all Directors other than Messrs. Symonds, Hertel and Coombs are independent under the standards set forth by the NYSE. Mr. Symonds is not considered independent under NYSE Rule 303A.02(b)(i) for the sole reason that he was compensated by the Company as an employee until June 30, 2003, although he was never elected as an officer of the Company. Since July 1, 2003, Mr. Symonds has been compensated by the Company solely in his capacity as a Director and Chairman of the Board of Directors. Messrs. Hertel and Coombs are not considered independent because of their employment as senior executives of the Company.

BOARD MEETINGS AND COMMITTEES

Meetings and Attendance. During 2005, the Board of Directors had seven meetings. The standing committees of the Board of Directors currently consist of an Audit Committee, a Management and Compensation Committee, and a Nominating and Corporate Governance Committee. During 2005, the Audit Committee had six meetings, the Management and Compensation Committee had two meetings, and the Nominating and Corporate Governance Committee had two meetings. Copies of the Audit Committee Charter, Management and Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter, and the Corporate Governance Guidelines are available in the Governance section of the Investor Relations area of our website at www.tetratec.com. In addition, the Company has adopted a Code of Business Conduct and Ethics for Directors, officers and employees and a Code of Ethics for Senior Financial Officers, copies of which are also available in the Corporate Governance Section of the Investor Relations area of our website at www.tetratec.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, Director or principal accounting officer, the nature of such waiver will be disclosed on our website. We will provide to our stockholders, without charge, printed copies of the foregoing materials upon written request. Requests for copies should be addressed to Corporate Secretary, TETRA Technologies, Inc., 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380.

During 2005, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the Board and 75% or more of the meetings of all committees of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our Directors attend the annual meeting of stockholders. All members of our Board of Directors attended the Annual Meeting of stockholders in 2005.

Audit Committee. The Board of Directors has an Audit Committee, which is currently composed of Mr. Delimitros, as Chairman, and Messrs. Ammidon, Cunningham, McInnes and White. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and (d) the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of its audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by NYSE and the Commission rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee have a relationship with us that might interfere with the exercise of his independence from us or our management, as independence is defined in the listing standards for the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and independent as defined in the listing standards for the NYSE. Further, our Board has determined that each of Messrs. Ammidon, Delimitros and McInnes, all of whom are members of the Audit Committee, is an audit committee financial expert as described in Item 401(h) of Regulation S-K.

Management and Compensation Committee. The Board of Directors has a Management and Compensation Committee, which is currently composed of Mr. White, as Chairman, and Messrs. Ammidon, Delimitros and Mitchell. The functions performed by the Management and Compensation Committee include reviewing and establishing overall management compensation, administering our employee stock option plans, and approving salary and bonus awards to our executive officers. Our Board of Directors has determined that each member of the Management and Compensation Committee is independent, as independence is defined in the listing standards for the NYSE.

Nominating and Corporate Governance Committee. The Board of Directors has a Nominating and Corporate Governance Committee, which is currently composed of Dr. Cunningham, as Chairman, and Messrs. McInnes and Mitchell. The Nominating and Corporate Governance Committee investigates and makes recommendations to the Board with respect to qualified candidates to be nominated for election to the Board and reviews and makes recommendations to the Board of Directors with regard to candidates for Directors nominated by stockholders in accordance with our bylaws. The Nominating and Corporate Governance Committee will consider candidates for Director who are properly nominated by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information, confirmation of the nominee’s consent to serve as a Director, and all other information required by our bylaws for the nomination of Director candidates. This committee also investigates and makes recommendations to the Board with regard to all matters of corporate governance, including the structure, operation, and evaluation of the Board and its committees. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards for the NYSE.

Executive Sessions of the Board of Directors. As set forth in the Company’s Corporate Governance Guidelines, the Company’s Non-management Directors meet regularly in executive sessions following each regularly scheduled meeting of the Board of Directors. These executive sessions are presided over by Mr. Symonds. “Non-management” Directors are all those Directors who are not our employees. “Non-management” Directors include Directors, if any, who are not independent as determined by the Board of Directors. The Non-management Directors presently consist of all current Directors except Messrs. Hertel and Coombs. The independent Non-management Directors will meet in an executive session at least one time per year, in connection with a regularly scheduled meeting of the Board of Directors. Dr. Cunningham, the Chairman of the Nominating and Corporate Governance Committee, will serve as the presiding independent Non-management Director at each such executive session.

Communications with Directors. Our security holders and other interested parties may communicate with one or more of our Directors (including any presiding Director or the Non-management Directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380 or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate Director or Directors.

Stockholder Nominations. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will consider proposals for nominees for Director from others. In order to nominate a Director at the Annual Meeting, our Bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our Bylaws (available on our website at www.tetratec.com). In order to recommend a nominee for a Director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation and the stockholder must be entitled to vote for the election of Directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which Directors are to be elected; provided, that the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1. Name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2. A representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3. A description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to be made by the stockholder;

4. For each person the stockholder proposes to nominate for election as a Director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors pursuant to Regulation 14A under the Exchange Act; and

5. For each person nominated, a written consent to serve as a Director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a Director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The Nominating and Corporate Governance Committee selects each nominee for recommendation to the Board based on the nominee’s skills, achievements, and experience. As set forth in our Corporate Governance Guidelines, the following will be considered, among other things, in selecting candidates for the Board of Directors: independence; knowledge, experience, and skill in areas critical to understanding us and our business; personal characteristics, such as integrity and judgment; and commitments to the boards of other companies.

When seeking candidates for Director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent Directors, management, stockholders, or others. While the Committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2005. After conducting an initial evaluation of a potential candidate, the Committee will interview that candidate if it believes such candidate might be suitable to be a Director. The Committee may also ask the candidate to meet with management. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

AUDIT COMMITTEE REPORT

The Audit Committee consists of five Directors who are independent, as independence is defined in the listing standards for the NYSE and the rules of the Commission. The Audit Committee assists the Board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls, and the quality and integrity of our financial statements. The charter of the Audit Committee is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

The Audit Committee met six times during the year ended December 31, 2005. The Audit Committee reviewed with management and the independent auditors the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 prior to their being filed with the Commission.

The independent auditors provided the Audit Committee with a written statement describing all the relationships between us and our auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

With and without management present, the Audit Committee discussed and reviewed the results of the independent auditors’ examination of our December 31, 2005 financial statements. The discussion included matters related to the conduct of the audit, including the following: the selection of and changes in significant accounting policies; the methods used to account for significant or unusual transactions; the effect of significant accounting policies in controversial or emerging areas; the process used by management in formulating particularly sensitive accounting estimates; the basis for the auditors’ conclusions regarding the reasonableness of those estimates; significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles; the basis for management’s accounting estimates; and the disclosures in the financial statements.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2005, and discussed them with management and the independent auditors. Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Commission.

Submitted by the Audit Committee

of the Board of Directors,

Tom H. Delimitros, Chairman

Hoyt Ammidon, Jr.

Ralph S. Cunningham

Allen T. McInnes

Kenneth E. White, Jr.

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

FEES PAID TO PRINCIPAL ACCOUNTING FIRM

The following table sets forth the aggregate fees billed to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2005 and 2004, respectively:

	2005	2004
Audit Fees	$1,647,364	$1,360,438
Audit Related Fees (1)	30,105	313,554
Tax Fees (2)	62,929	11,596
All Other Fees (3)	4,500	5,305
Total Fees	$1,744,898	$1,690,893

(1) Consists of fees for employee benefit plan audit (2005 and 2004) and due diligence related to an acquisition (2004).

(2) International tax compliance review (2005 and 2004) and domestic tax planning related to Maritech subsidiary structure (2005).

(3) Consists of fees for verification of financial information to a regulatory agency.

The Audit Committee approved 100% of these fees. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP and the Audit Committee concluded that it was.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that our independent registered public accounting firm (the “Audit Firm”) may provide only those services preapproved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and preapproves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practical, at the same meeting, the Audit Committee also reviews and approves a budget for each of such services. The term of any such preapproval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the Audit Firm that have not been preapproved during the annual review and the fees for such proposed services must be preapproved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be preapproved by the Audit Committee or its designated subcommittee.

All requests or applications for the Audit Firm to provide services to us must be submitted to the Audit Committee or its designated subcommittee by the Audit Firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite preapproval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee may form and delegate to a subcommittee composed of one or more of its members, the authority to grant specific preapprovals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to preapprove services performed by the Audit Firm.

MANAGEMENT AND COMPENSATION COMMITTEE REPORT

The primary function of the Management and Compensation Committee (referred to in this Report as the “Compensation Committee”), which is composed solely of Outside Directors, is to discharge the responsibilities of the Board relating to compensation of the Company’s chief executive officer and other executive officers. The Compensation Committee is responsible for investigating, determining and awarding annual and long-term incentive compensation to be paid to our officers, including the following:

1. Establishing annual and long-term performance goals and objectives for the Company’s chief executive officer and other elected officers. In determining the long-term incentive component of the compensation of the chief executive officer and other elected officers, the Compensation Committee may consider (i) the Company’s performance and relative stockholder return; (ii) the value of similar incentive awards to such officers at comparable companies; and (iii) the awards given to such officers in previous years.

2. Evaluating the performance of the Company’s chief executive officer and other elected officers in light of the approved performance goals and objectives. The review will include a continuing evaluation of his or her understanding of the Company business environment, leadership qualities, knowledge, skills, expertise, integrity, and reputation in the business community.

3. Setting the compensation level of the chief executive officer and other elected officers based on their performance evaluations. The Compensation Committee may employ a consultant to assist in the evaluation of such compensation levels and has sole authority to approve the fees and other terms of retention with respect to such consultant.

4. Making recommendations to the Board with respect to incentive based compensation plans and equity based compensation plans.

5. Granting awards under and otherwise administering all the Company’s stock option and other equity based compensation plans.

The Compensation Committee is responsible for investigating, determining and awarding annual and long-term incentive compensation to be paid to our officers, including grants under our stock option and cash bonus plans. In order to make such determinations, each year the Compensation Committee evaluates (i) our performance relative to our annual goals, (ii) our performance relative to changes in the industry (i.e., performance relative to the opportunities available), and (iii) each executive officer’s contribution to our achievements during the year.

Executive Compensation Philosophy. The basic objective of the executive compensation program is to create appropriate incentives for the executives to increase profits, revenues and operating efficiency, which we believe will lead to an increase in stockholder value. The Compensation Committee believes that this objective will be achieved by:

• attracting, retaining, motivating and rewarding high caliber executive officers to manage our diverse, interconnected businesses;

• inspiring the executive officers to work as a team to innovatively and aggressively pursue our goals, including our multifaceted growth plan;

• encouraging the executive officers to analyze and make improvements to our business systems in order to carry operations to higher levels of achievement and efficiency;

• emphasizing “pay for performance” by having a significant portion of the executive officers’ total potential compensation “at risk” in the form of incentive compensation; and

• aligning the long-term interests of the executive officers with those of our stockholders through the use of equity based incentives as a portion of compensation and thereby encouraging the achievement of performance objectives that enhance stockholder value on a continuing basis.

The Compensation Committee monitors general industry conditions, changes in regulations and tax laws, and other developments that may require modifications of the executive compensation program in order to ensure the program is properly structured to achieve its objectives. The Compensation Committee reviews and considers all components of our executive officers’ compensation including base salary, incentive pay, equity and long-term incentive compensation, the dollar value of all perquisites and other personal benefits. Our executive compensation program currently is composed of three major components: (i) base salary, (ii) annual incentive cash bonuses, and (iii) longer-term incentive equity compensation.

Base Salaries. The Compensation Committee determines base salaries for each of our executive officers on an individual basis, taking into consideration the performance of the individual and his or her contributions to our performance, compensation by industry competitors for comparable positions, internal equities among positions, and general economic conditions. Although no specific weight is assigned to these factors, the Compensation Committee generally targets the midpoint range of salary levels paid within the industry as a primary consideration in setting base salaries. In order to determine salary levels paid within the industry, the Compensation Committee reviews various industry surveys and the proxy information of its competitors. In 2005, the Compensation Committee did not consult with an independent compensation consulting firm. The Compensation Committee gives serious consideration to the recommendations of the Chief Executive Officer with regard to the salaries to be paid to the executive officers. The Compensation Committee believes that maintaining a competitive base salary structure is vital to attracting and retaining talented executives and that optimal performance is encouraged through the use of incentive programs, such as annual incentive compensation and stock option plans, which further the goal of having “at risk” compensation as an important component of the executive compensation program.

Annual Incentive Compensation. In addition to their base salaries, each of our executive officers (in addition to other key employees) is eligible to earn a cash bonus each year, depending on the extent to which (i) we (and the executive officer’s applicable division, if any) achieve our earnings per share goal for the applicable year and (ii) such individual achieves his or her individual goals, which typically include various operating, financial and strategic goals (such as achievement of divisional earnings or other financial targets and successful completion of major projects) that are considered to be important to our long- or short-term success. Individual goals are not specifically weighted in the determination of whether to award bonuses to the executive officers. After a year-end review of corporate and divisional achievements and the personal achievement of the applicable individual goals, the Chief Executive Officer determines the amount of the bonus, if any, that he recommends be awarded to each executive officer. Such review includes the Chief Executive Officer’s subjective evaluation of factors that include the extent to which the goals were achieved by the executive officers. The Compensation Committee reviews, makes changes if desired, and approves such bonuses to the executive officers as it believes is appropriate.

Stock Options. We have used stock options for many years as our long-term incentive program for executive officers and other key employees. Stock options align the benefits received by our executive officers and key employees with the appreciation realized by the stockholders over comparable periods. The Compensation Committee administers our stock option plans, taking into consideration the recommendations of the Chief Executive Officer with regard to specific option grants.

Stock options are granted at exercise prices not less than the market value of the stock on the date of the grant. Options may be fully vested upon grant, they may vest ratably each year after the date of grant (assuming continued employment), or they may vest upon the achievement of stock price performance targets. As a result, options do not have any realizable value unless our stock appreciates in value over the exercise price and, with respect to options with a vesting schedule, the optionee remains employed by us. Termination of employment triggers a requirement that vested options be exercised or forfeited. Stock options provide the executive officers and other key employees the opportunity to acquire and build a meaningful ownership interest in us and, therefore, closely align their interests with those of our stockholders. In 2005, the Compensation Committee did not approve grants of options to executive officers other than an option to purchase 80,000 shares of stock that was granted to Mr. Brightman in connection with his initial employment with us in April, 2005.

Performance Based Stock Options. Prior to December 31, 2004, our 1990 Stock Option Plan permitted the issuance of options (the “Performance Options”) that are subject to early vesting only if the price of our common stock increases significantly. The Compensation Committee believes that such options are powerful incentives to our executive officers to bring their full talents and energies to bear to accomplish the significant increases in stockholder value that vesting requires, within the option period. No Performance Options were granted in 2005 and no additional Performance Options can be granted in the future under the 1990 Stock Option Plan, although previously granted Performance Options remain outstanding under that plan.

Compensation of Chief Executive Officer. Mr. Hertel’s compensation was determined in the manner described above that was applicable to our other executive officers in addition to the other factors described in this report. In 2005, Mr. Hertel received $385,000 in salary as our President and Chief Executive Officer, as well as a cash bonus of $385,000 based on our performance in 2005. Mr. Hertel’s current salary is $450,000. Mr. Hertel’s compensation and in particular, his bonus, reflects our financial performance and results based upon our progress in attaining certain performance priorities. Our performance in 2005 was exceptional despite the effects of Hurricanes Katrina and Rita. In 2005, we set records for revenues ($531,019,000), gross profits ($130,016,000), earnings per share ($1.05 per diluted share) and stock price, on a split adjusted basis ($32.85 per share). Mr. Hertel’s compensation for 2005 is a reflection of his performance, and our company’s performance, in 2005. In addition, the Compensation Committee also considered, in determining the terms of Mr. Hertel’s compensation and benefits, his substantial experience and qualifications, which included his twenty-two years with us as a Director and twelve years with us as an executive officer. The Compensation Committee reviewed the levels of base pay and incentive and other compensation, including stock options, that would be necessary in order to induce him to serve as President and Chief Executive Officer, considering the compensation provided to the presidents and chief executive officers of other publicly traded companies of similar size and business type. No specific survey of such compensation was commissioned by the Compensation Committee, and no specific weight was given to any single qualification or other factor. (See below under “Stock Options” for details of Mr. Hertel’s option grants.)

As indicated above, the Compensation Committee reviews and considers all components of our executive officer’s compensation. In connection with the review of Mr. Hertel’s 2005 compensation, the Compensation Committee reviewed all aspects of his compensation, which are reflected in the following tally sheet. The following tally sheet includes all compensation paid to Mr. Hertel, including base salary, bonus, estimated value of awards granted during the year, value of benefits and perquisites, and the value of options exercised during the year.

	Amount
Cash Compensation:
Base salary	$385,000
Bonus	$385,000

Equity-Based Compensation:
Awards	0
Option exercises	$4,107,060	(1)

Retirement and Welfare Benefits:
Employer contribution to 401(k)	$6,300
Term life insurance premium	$1,294
Long-term disability premium	$1,425
Short-term disability premium	$21
Medical/dental benefit premium value	$967

Other Benefits and Perquisites:
Membership dues	$–

(1) Represents value realized upon exercise of options. Value is computed based on the difference between aggregate fair market value on the date the options were exercised and the exercise price.

Submitted by the Management and Compensation Committee

of the Board of Directors,

Kenneth E. White, Jr., Chairman

Hoyt Ammidon, Jr.

Tom H. Delimitros

Kenneth P. Mitchell

This report of the Management and Compensation Committee shall not be deemed “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

Insider Stock Sales

We acknowledge that sales of common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in common stock may desire to diversify their investment portfolios over time and may be required to sell common stock to finance stock option exercises and pay related taxes. We have established a policy for trading in common stock. This policy is designed to help ensure compliance with the federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also prohibits our Directors, officers and employees from engaging in short sales of our common stock and from buying or selling puts, calls or options involving common stock (other than employee stock options).

EXECUTIVE COMPENSATION

Executive Officers

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Geoffrey M. Hertel	61	President, Chief Executive Officer and Director
Stuart M. Brightman	49	Executive Vice President and Chief Operating Officer
Paul D. Coombs	50	Executive Vice President of Strategic Initiatives and Director
Joseph M. Abell III	51	Senior Vice President and Chief Financial Officer
Gary C. Hanna	48	Senior Vice President
Dennis R. Mathews	47	Senior Vice President
Raymond D. Symens	55	Senior Vice President
G. Matt McCarroll	46	President – Maritech Resources, Inc.
Bass C. Wallace, Jr.	47	General Counsel and Corporate Secretary
Ben C. Chambers	50	Vice President – Accounting and Controller
Bruce A. Cobb	56	Vice President – Finance and Treasurer
Linden H. Price	59	Vice President – Administration

(Information regarding the business experience of Messrs. Hertel and Coombs is set forth above under “Information about Continuing Directors” and “Nominees for Director,” respectively.)

Joseph M. Abell III has served as our Senior Vice President and Chief Financial Officer since May 2001. From January 1998 to May 2001 he served as Vice President of Sithe Energies, Inc. and then as Senior Vice President of one of its parent companies, Marubeni Power International, Inc., where he was involved in the acquisition, development and financing of power generation projects in Latin America. From December 1994 through December 1997 Mr. Abell was employed as a Project Director by British Gas International, Inc. and, prior to that time, he held various acquisition, strategic planning and project development positions in the power generation and gas pipeline businesses with American National Power, Transco Energy Company and Tenneco Inc. Mr. Abell received his B.S. degree in Mechanical Engineering from Cornell University and his M.B.A. degree from the University of Chicago.

Stuart M. Brightman has served as our Executive Vice President and Chief Operating Officer since April 2005. Mr. Brightman served as President of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was President of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his M.B.A. degree from the Wharton School of Business.

Gary C. Hanna has served as a Senior Vice President of the Company since November 2001. He has served as Chief Executive Officer of our Maritech Resources, Inc. subsidiary since March 2003, having previously served as President of Maritech from June 2000 to March 2003. From 1995 to 2000, Mr. Hanna served as a Director of Gloria Corporation, a private oil and gas exploration company with operations in the mid continental U.S. From 1994 to 1998 he served as Executive Vice President and Chief Operating Officer of DLB Oil and Gas, Inc., an oil and gas exploration company with operations in the mid-continental U.S. From 1996 to 1998, Mr. Hanna served as President and a director of Gulfport Energy Corporation, an oil and gas exploration company with operations in the U.S. Gulf Coast region. From 1998 to the present, he has served as President, Chief Executive Officer and a director of Spectral Logging Technologies, Inc., a private company with downhole logging technology. Mr. Hanna received his B.A. degree in Economics from the University of Oklahoma.

Dennis R. Mathews has served as a Senior Vice President of the Company since January 2001. He has served as Vice President of TETRA International since 1994, as General Manager of our INTEQ/TETRA joint venture from 1991 to 1994, and in numerous other positions with us since 1982. Mr. Mathews received his B.S. degree in Business Management from Southwestern Oklahoma State University.

Raymond D. Symens has served as a Senior Vice President of the Company since 1994. He served as Vice President – Manufacturing from 1988 to 1994. From 1976 to 1988, Mr. Symens held various executive positions with Earth Sciences Incorporated and its wholly owned Canadian subsidiary, ESI Resources, Ltd., ultimately serving as Vice President and General Manager for the company’s chemical recovery operations located in western Canada. Mr. Symens received his B.S. degree in Metallurgical Engineering from the South Dakota School of Mines and Technology.

G. Matt McCarroll has served as President of our subsidiary, Maritech Resources, Inc., since March 2003. He served as Vice President of Maritech from October 2001 to 2003. From 1999 to 2000, Mr. McCarroll was Vice President of Business Development of Grant Geophysical Inc. From 1997 to 1999, he served as President of Augusta Petroleum Partners, LLC, and from 1988 to 1997 was employed by Plains Resources Inc., last serving as Vice President. Mr. McCarroll received his B.A. degree in Business Administration from Louisiana State University in Baton Rouge, Louisiana.

Bass C. Wallace, Jr. has served as our General Counsel since 1994 and as our Corporate Secretary since 1996. From 1984 to 1994, he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Ben C. Chambers has served as our Vice President – Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., most recently as Controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Bruce A. Cobb has served as our Vice President – Finance and Treasurer since May 2001. He served as our Controller and Treasurer from May 2000 to May 2001 and as our Chief Accounting Officer from June 1999 to May 2000. Mr. Cobb served as our Controller from 1991 to May 1999. From 1987 to 1991, he was the Chief Financial Officer of Speeflo Manufacturing Company. From 1979 to 1987, Mr. Cobb served as Division Controller for Hughes Production Tools, a division of Hughes Tool Company. From 1973 to 1979, he practiced accounting with Ernst & Young. Mr. Cobb received his B.B.A. degree in Accounting from the University of Texas, and he is a certified public accountant.

Linden H. Price has served as our Vice President – Administration since May 2001. He has served as Director of our Human Resources department since September 1993. From 1989 to 1993, Mr. Price was Director of Human Resources for TRW Environmental Services, a business unit of TRW Inc. From 1982 to 1989, he was Director of Human Resources and Administration for Grant-Norpac, a geophysical services company. Mr. Price received his B.A. degree in Social Sciences from the College of Santa Fe and his master’s degree in Human Development from the University of Maryland.

Compensation of Executive Officers

The following information is given for the years 2003 through 2005 with respect to (i) our Chief Executive Officer and (ii) each of our four most highly compensated executive officers (each a “Named Executive Officer”):

Summary Compensation Table

		Annual Compensation (1)			Long-term Compensation
Name and Principal Position	Fiscal Year	Salary (2)	Bonus		Securities Underlying Options (#) (3)	All Other Compensation (4)
Geoffrey M. Hertel	2005	$385,000	$385,000		0	$10,006
President and	2004	315,000	–		120,000	9,566
Chief Executive Officer	2003	275,000	165,000		281,252	9,418

Paul D. Coombs	2005	$300,000	$300,000		0	$9,405
Executive Vice President	2004	283,077	–		82,500	8,965
of Strategic Initiatives	2003	273,846	140,000		225,002	9,059

Stuart M. Brightman (5)	2005	$218,885	$175,000		120,000	$2,070
Executive Vice President	2004	–	–		–	–
and Chief Operating Officer	2003	–	–		–	–

Gary C. Hanna	2005	$189,996	$260,000	(6)	0	$6,552
Senior Vice President	2004	189,996	259,761	(6)	37,500	6,275
	2003	189,996	259,899	(6)	45,002	5,991

G. Matt McCarroll	2005	$150,000	$247,512	(6)	0	$6,546
President -	2004	150,000	163,935	(6)	37,500	6,546
Maritech Resources, Inc.	2003	142,308	144,790	(6)	45,002	5,133

(1) During the years ended December 31, 2003, 2004, and 2005, none of the Named Executive Officers received perquisites and other personal benefits that exceeded the lesser of $50,000 or 10% of the total annual salary and bonus for such individual.

(2) Includes amounts earned but deferred pursuant to the TETRA Technologies, Inc. Nonqualified Deferred Compensation Plan.

(3) Adjusted to reflect the 3-for-2 stock split that was effected on August 26, 2005.

(4) The amounts reflected represent employer matching contributions under our 401(k) Retirement Plan and the Company paid portion of life, health and disability insurance benefits.

(5) Mr. Brightman was employed by the Company on April 20, 2005.

(6) The amounts reflected represent incentive compensation payable to Messrs. Hanna and McCarroll pursuant to their compensation arrangements disclosed in “Employment Agreements” below.

Employment Agreements. We have previously entered into employment agreements with each of the Named Executive Officers that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary or other incentives, all of which are entirely at the discretion of the Board. Although he is an employee-at-will similar to all our other executive officers, Mr. Hanna is party to a letter agreement, dated March 20, 2002, with us, under which he is entitled to a quarterly cash payment, not to exceed $65,000, based on a percentage of the net oil and gas production revenues of our subsidiary, Maritech Resources, Inc. (“Maritech”), from sales of its oil and gas during such quarter, net of applicable royalties, production taxes and a base amount. In addition, this agreement contains certain continuation of salary and bonus provisions that are applicable in the event we sell a controlling interest in Maritech. Mr. Hanna would not be entitled to any payments under this agreement in event of a change in control of TETRA Technologies, Inc., or in certain other circumstances. We also have a similar oral arrangement with Mr. McCarroll, under which he is entitled to a quarterly cash payment, not to exceed $62,500, based on a percentage of the net oil and gas production revenues of Maritech from its sales of oil and gas during such quarter, net of applicable royalties, production taxes and a base amount.

401(k) Plan. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum established under the Internal Revenue Code. We make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant’s annual compensation that is contributed to the 401(k) Plan. As of December 31, 2005, approximately 95% of all eligible employees were participating in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. Under the TETRA Technologies, Inc. Nonqualified Deferred Compensation Plan, executive officers of the Company, including the Named Executive Officers, may elect to defer the receipt of all or any portion of the compensation paid to such officer by making a timely deferral election. Several deferral period options are available. All deferred compensation earns amounts equivalent to the returns on one or more participant-selected investment funds.

Stock Options

The following information concerns individual grants of stock options made during the last fiscal year to the Named Executive Officers:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Theoretical Value (1)
Geoffrey M. Hertel	0		–	–	–	–
Paul D. Coombs	0		–	–	–	–
Stuart M. Brightman	120,000	(2)	59.11%	$18.1533	4/20/2015	$942,400
Gary C. Hanna	0		–	–	–	–
G. Matt McCarroll	0		–	–	–	–

(1) The theoretical values on the grant date were calculated using the Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate an option’s theoretical value, including the stock’s historical volatility and dividend rate, the exercise period of the option, and interest rates. The grant date theoretical value above assumes a volatility of 40.2%, a dividend yield of 0.0%, a 3.8% risk free rate of return, and an exercise 5.6 years after the grant date.

(2) Mr. Brightman's April 20, 2005 option award was for 80,000 shares, and was subsequently adjusted by the August 26, 2005 3-for-2 stock split. This award was 50% vested on the date of grant, and will vest an additional 25% on the second and third anniversaries of the grant date.

The following table shows all exercises of stock options during the last fiscal year by our Named Executive Officers and the fiscal year-end value of unexercised options:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options Held at Fiscal Year End (1)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Not Exercisable	Exercisable	Not Exercisable
Geoffrey M. Hertel	279,858	$4,107,060	567,110	0	$11,040,980	$–
Paul D. Coombs	130,805	1,750,330	547,109	0	11,523,363	–
Stuart M. Brightman	0	–	60,000	60,000	722,502	722,502
Gary C. Hanna	0	–	107,900	16,879	1,981,851	354,152
G. Matt McCarroll	0	–	81,074	13,878	1,392,553	305,150

(1) Adjusted to reflect prior stock splits, including the 3-for-2 stock split which was effected on August 26, 2005.

(2) Value is computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of our common stock on December 31, 2005 was $30.195, based on the average of the high and low sales prices on the NYSE on that date.

The following table provides information as of December 31, 2005, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by stockholders (1)
1990 Plan	2,599,556	$11.2805	0
Director Plan	0	–	373

SUBTOTAL:	2,599,556	$11.2805	373

Equity compensation plans not approved by stockholders (2)
1996 NQ Plan	711,101	$13.2637	136,761
1998 Director Plan	445,258	12.5868	140,906
Brightman Plan	120,000	18.1533	0

SUBTOTAL:	1,276,359	$13.4873	277,667

All Plans (3)
TOTAL:	3,875,915	$12.0072	278,040

(1) Consists of our 1990 Stock Option Plan, as amended, and the Director Stock Option Plan, as amended.

(2) Consists of our 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “Nonqualified Plan”), our 1998 Director Stock Option Plan, as amended and restated (the “1998 Director Plan”) and the award granted to Mr. Brightman in connection with his initial employment. A description of each of these plans follows.

(3) The table above does not include information regarding the proposed 2006 Equity Incentive Compensation Plan to be considered at the Annual Meeting.

NON-STOCKHOLDER APPROVED PLANS

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “Nonqualified Plan”) was adopted effective July 25, 1996. The number of shares of our common stock authorized for issuance under the Nonqualified Plan is 500,000 shares during any calendar year. Awards of grants of stock options (“Options”) or stock appreciation rights (“Rights”) may only be made under the Nonqualified Plan to our nonexecutive employees and consultants and those of our affiliates. Options are nonqualified stock options. The term and exercise price of Options and Rights granted under the Nonqualified Plan are determined by our Board of Directors or a committee thereof. Options are generally issued at an exercise price equal to the fair market value of our common stock on the date of grant, and they generally vest over a period of five years. No Rights have been issued under the Nonqualified Plan. As of December 31, 2005, options covering 711,101 shares were outstanding under the Nonqualified Plan; options under the Nonqualified Plan covering 168,354 shares were exercised during the year ended December 31, 2005; and 136,761 shares remained available for future options under the Nonqualified Plan in 2006 (and 500,000 shares per year thereafter). No grants of Options or Rights may be made under the Nonqualified Plan after December 31, 2006. Additionally, if the 2006 Equity Incentive Compensation Plan is adopted by our stockholders, no new options will be granted under the Nonqualified Plan.

1998 Director Stock Option Plan

The TETRA Technologies, Inc. 1998 Director Stock Option Plan was adopted effective December 1998 and amended and restated effective June 27, 2003, and further amended in December 2005 (the “1998 Director Plan”). The number of shares of our common stock originally authorized for issuance under the 1998 Director Plan was 375,000, without reflecting adjustments for subsequent stock splits. Awards of grants of stock options (“Options”) may only be made under the 1998 Director Plan to our non-employee Directors. Options are nonqualified stock options. Under the 1998 Director Plan, each non-employee Director who is first elected to our Board of Directors will automatically be granted an option to purchase 12,000 shares of our common stock. In addition, the 1998 Director Plan provides that each Director is automatically granted, on January 1 of each year, an option to purchase 12,000 shares of our common stock as long as he or she is a Director on such date; provided that in the second year of a Director’s term, he or she receives a prorated grant based on the date of his election. In addition to the automatic grants described above, the Management and Compensation Committee of our Board of Directors has discretion to make other grants of options to purchase our common stock to non-employee Directors under the 1998 Director Plan. The terms of discretionary Options granted under the 1998 Director Plan are determined by the Management and Compensation Committee of our Board of Directors. Options are issued at an exercise price equal to the fair market value of our common stock on the date of grant, and they are generally fully vested upon grant, although they may not be exercised for a period of six months after grant. Options must be exercised within five years of grant. As of December 31, 2005, options covering 445,258 shares were outstanding under the 1998 Director Plan; options under the 1998 Director Plan covering 131,248 shares were exercised during the year ended 2005; and 140,906 shares remained available for future options under the 1998 Director Plan. No grants of Options may be made under the 1998 Director Plan after December 14, 2008. Additionally, if the 2006 Equity Incentive Compensation Plan is adopted by our stockholders, no new options will be granted under the 1998 Director Plan.

Brightman Plan

As an inducement to Mr. Brightman’s employment, Mr. Brightman was awarded, effective April 20, 2005, an option for 80,000 shares (with a maximum term of 10 years) at an exercise price of $27.23 which grant is evidenced by a Nonqualified Stock Option Agreement dated April 20, 2005. The option was 50% vested on the date of grant, and will vest an additional 25% of the award on the first and second anniversaries of the grant date. The information in the table above reflects the effect of our 3-for-2 stock split effected on August 26, 2005.

Management and Compensation Committee Interlocks and Insider Participation

The members of the Management and Compensation Committee during 2005 were Messrs. Delimitros, Ammidon, Mitchell and White, none of whom is or has previously been an officer or employee of the Company and none of whom had any relationship required to be disclosed under this section.

Performance Graph

The following graph compares the cumulative total returns of our common stock, the Standard & Poor’s 500 Composite Stock Price Index and the Philadelphia Oil Service Index, assuming $100 invested in each stock or index and all dividends reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG TETRA TECHNOLOGIES, INC., THE S&P 500 INDEX

AND THE PHILADELPHIA OIL SERVICE INDEX (OSX)

*Fiscal year ending December 31.

CERTAIN TRANSACTIONS

Mr. J. Taft Symonds, our Chairman of the Board, is a Director of Plains All American GP LLC, which is the general partner of Plains All American Pipeline LP (“Plains All American”), and is a member of its audit committee. During 2005, our subsidiary, Maritech, sold production from its oil and gas properties to Plains Marketing, L.P., a subsidiary of Plains All American. The purchase price paid by Plains Marketing was approximately $13.0 million. The production was sold in the ordinary course of business and the price paid was based on posted commodity prices. Mr. Symonds is not, and was not during 2005, an officer of Plains All American GP LLC, Plains All American or Plains Marketing, and does not participate in operational decisions concerning our selection of production purchasers.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information as of March 17, 2006 with respect to the beneficial ownership of our common stock with respect to (i) each person we know who beneficially owns five percent (5%) or more of our common stock, (ii) our Directors and nominees for Director, (iii) our Named Executive Officers and (iv) our Directors and executive officers as a group:

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc.	2,980,912	(1)	8.6%
100 East Pratt Street
Baltimore, Maryland 21297-1218
Royce & Associates, LLC	1,967,950	(2)	5.7%
One Mellon Center
Pittsburgh, Pennsylvania 15258

Hoyt Ammidon, Jr.	48,000	(3)	*
Paul D. Coombs	707,926	(4)	2.0%
Ralph S. Cunningham	31,500	(5)	*
Tom H. Delimitros	74,274	(6)	*
Geoffrey M. Hertel	691,140	(7)	2.0%
Allen T. McInnes	101,301	(8)	*
Kenneth P. Mitchell	59,587	(9)	*
J. Taft Symonds	439,266	(10)	1.3%
Kenneth E. White, Jr.	55,500	(11)	*
Stuart M. Brightman	60,000	(12)	*
Gary C. Hanna	56,966	(13)	*
G. Matt McCarroll	86,010	(14)	*
Directors and executive officers as a group (19)	3,279,027	(15)	9.4%

* Less than 1%

(1) Pursuant to a Schedule 13G/A dated February 14, 2006, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 2,980,912 shares of our common stock and sole voting power with respect to 868,200 of such shares and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 2,041,500 shares of our common stock. These shares are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Value Fund, Inc., as indicated, as to which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments or sole power to vote such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of such shares; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such shares.

(2) Pursuant to a Schedule 13G/A dated January 31, 2006, Royce & Associates, LLC has sole voting and dispositive power with respect to 1,967,950 shares of our common stock.

(3) Includes 48,000 shares subject to options exercisable within 60 days of the Record Date.

(4) Includes 547,109 shares subject to options exercisable within 60 days of the Record Date.

(5) Includes 30,000 shares subject to options exercisable within 60 days of the Record Date.

(6) Includes 48,000 shares subject to options exercisable within 60 days of the Record Date.

(7) Includes 567,110 shares subject to options exercisable within 60 days of the Record Date.

(8) Includes 79,500 shares subject to options exercisable within 60 days of the Record Date.

(9) Includes 48,000 shares subject to options exercisable within 60 days of the Record Date.

(10) Includes 191,785 shares subject to options exercisable within 60 days of the Record Date.

(11) Includes 48,000 shares subject to options exercisable within 60 days of the Record Date.

(12) Includes 60,000 shares subject to options exercisable within 60 days of the Record Date.

(13) Includes 36,275 shares subject to options exercisable within 60 days of the Record Date.

(14) Includes 83,324 shares subject to options exercisable within 60 days of the Record Date.

(15) Includes 2,463,255 shares subject to options exercisable within 60 days of the Record Date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4 and 5) with the Commission and the NYSE. Executive officers, Directors, and greater than 10% stockholders are required by Commission regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required, and we believe that during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our executive officers and Directors and 10% stockholders were complied with in a timely manner.

PROPOSALS OF STOCKHOLDERS

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2007 annual meeting of stockholders at our principal executive offices no later than November 30, 2006. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, the Commission requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2006 annual meeting of stockholders, our bylaws provide that stockholder proposals, including Director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of the annual meeting; provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the Board for the 2006 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 18, 2006. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Commission rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Trust Company, Inc. either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401 or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

ADDITIONAL FINANCIAL INFORMATION

Stockholders may obtain additional financial information about us for the year ended December 31, 2005 from our annual report on Form 10-K filed with the Commission. A copy of the annual report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn.: Stockholder Relations, 25025 Interstate 45 North, Suite 600, The Woodlands, Texas 77380 or by calling (281) 367-1983.

OTHER MATTERS

The Board of Directors has no knowledge at this time of any matters to be brought before the Annual Meeting other than those referred to in this document. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 3, 2006 will be available for stockholder inspection at our office ten days prior to the meeting date of May 2, 2006.

By Order of the Board of Directors,

Bass C. Wallace, Jr.

Corporate Secretary

March 29, 2006

The Woodlands, Texas

APPENDIX A

PROPOSED AMENDMENTS TO RESTATED CERTIFICATE

OF INCORPORATION TO DECLASSIFY THE BOARD OF

DIRECTORS AND TO ALLOW FOR THE REMOVAL OF

DIRECTORS WITHOUT CAUSE

1. Proposed Amendment to the second paragraph of Section 1, Article SEVENTH:

[~~The~~]Beginning with the Corporation’s annual meeting of stockholders to be held in 2007, the Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be [~~divided into three classes, as nearly equal in number as possible. Upon the election of the directors by the stockholders in 1990, one class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1991, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1992, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1993, with members of each class~~]elected to hold office for terms lasting until the next annual meeting of stockholders following their election, and until their successors are elected and qualified, subject to their earlier death, resignation or removal from the Board of Directors[. ~~At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at the meeting shall be elected, by a plurality vote of all votes cast at such meeting, to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election~~].

2. Proposed amendment to Section 3, Article SEVENTH:

Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence shall hold office [~~for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred~~]until the next annual meeting of stockholders and until such Director’s successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.

3. Proposed amendment to Section 4, Article SEVENTH:

Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director in office prior to the election of Directors at the 2007 annual meeting of stockholders of the Corporation may be removed from office only for cause by the [~~may be removed from office only for cause by the stockholders in the manner provided in this Section 4 of Article SEVENTH. At any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting, the~~]

affirmative vote of the holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of Voting Stock (as defined below), voting together as a single class, [ ~~may remove such Director or Directors for cause~~]at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director is among the purposes of the meeting. From and after the election of Directors at the 2007 annual meeting of stockholders of the Corporation and subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, Directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding shares of Voting Stock, voting together as a single class, at any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting.

4. Proposed amendment to Article THIRTEENTH:

THIRTEENTH: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3 percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Article FIFTH, SIXTH[~~, SEVENTH~~] or THIRTEENTH.

2

APPENDIX B

TETRA TECHNOLOGIES, INC.

2006 EQUITY INCENTIVE COMPENSATION PLAN

TETRA TECHNOLOGIES, INC.

2006 EQUITY INCENTIVE COMPENSATION PLAN

Table of Contents

ARTICLE I INTRODUCTION		1
1.1	Purpose	1
1.2	Definitions	1
1.3	Shares Subject to the Plan	5
1.4	Administration of the Plan	6
1.5	Granting of Awards to Participants	6
1.6	Leave of Absence	6
1.7	Term of Plan	6
1.8	Amendment and Discontinuance of the Plan	7

ARTiCLE II NONQUALIFIED OPTIONS		7
2.1	Eligibility	7
2.2	Exercise Price	7
2.3	Terms and Conditions of Nonqualified Options	7
2.4	Option Repricing	9
2.5	Vesting	9

ARTICLE III INCENTIVE OPTIONS		9
3.1	Eligibility	9
3.2	Exercise Price	9
3.3	Dollar Limitation	9
3.4	10% Stockholder	9
3.5	Incentive Options Not Transferable	10
3.6	Compliance with Code Section 422	10
3.7	Limitations on Exercise	10

ARTICLE IV BONUS STOCK		10

ARTICLE V STOCK APPRECIATION RIGHTS		10
5.1	Eligibility	10
5.2	Repricing	10

ARTICLE VI RESTRICTED STOCK		11
6.1	Eligibility	11
6.2	Restrictions, Restricted Period and Vesting	11
6.3	Forfeiture of Restricted Stock	11
6.4	Delivery of Shares of Common Stock	12

ARTICLE VII PERFORMANCE AWARDS		12
7.1	Performance Awards	12
7.2	Performance Goals	12

ARTICLE VIII CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS		13
8.1	General	13
8.2	Stand-Alone, Additional and Substitute Awards	14
8.3	Term of Awards	14

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8.4	Form and Timing of Payment Under Awards; Deferrals	14
8.5	Vested and Unvested Awards	15
8.6	Exemptions from Section 16(b) Liability	15
8.7	Transferability	15
8.8	Rights as a Stockholder	16
8.9	Listing and Registration of Shares of Common Stock	16
8.10	Termination of Employment, Death, Disability and Retirement	16
8.11	Change in Control	17

ARTICLE IX WITHHOLDING FOR TAXES		18

ARTICLE X MISCELLANEOUS		18
10.1	No Rights to Awards or Uniformity Among Awards	18
10.2	Conflicts with Plan	19
10.3	No Right to Employment	19
10.4	Governing Law	19
10.5	Gender, Tense and Headings	19
10.6	Severability	19
10.7	Stockholder Agreements	19
10.8	Funding	19
10.9	No Guarantee of Tax Consequences	19
10.10	Effect on Other Plans	19

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TETRA TECHNOLOGIES, INC.

2006 EQUITY INCENTIVE COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1 Purpose. The TETRA Technologies, Inc. 2006 Equity Incentive Compensation Plan (the Plan) is intended to promote the interests of TETRA Technologies, Inc., a Delaware corporation, (the Company) and its stockholders by encouraging Employees, Consultants and Non-Employee Directors of the Company or its Affiliates (as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the Board) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation and accordingly is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

1.2 Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

Affiliate means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

Awards means, collectively, Options, Bonus Stock, Stock Appreciation Rights, Restricted Stock or Performance Awards.

Board means the board of directors described in Section 1.1 of the Plan.

Bonus Stock means Common Stock described in Article IV of the Plan.

Change in Control shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities ( a Person), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Effective Date, constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Solely with respect to any Award that is subject to Section 409A of the Code, this definition is intended to comply with the definition of change in control under Section 409A of the Code as in effect commencing January 1, 2005 and, to the extent that the above definition does not so comply, such definition shall be void and of no effect and, to the extent required to ensure that this definition complies with the requirements of Section 409A of the Code, the definition of such term set forth in regulations or other regulatory guidance issued under Section 409A of the Code by the appropriate governmental authority is hereby incorporated by reference into and shall form part of this Plan as fully as if set forth herein verbatim and the Plan shall be operated in accordance with the above definition of Change in Control as modified to the extent necessary to ensure that the above definition complies with the definition prescribed in such regulations or other regulatory guidance insofar as the definition relates to any Award that is subject to Section 409A of the Code.

Code means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

Committee means the Management and Compensation Committee of the Board which shall consist of not less than two members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act) appointed by and serving at the pleasure of the Board to administer the Plan or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the Committee shall consist solely of two or more “outside directors” as described in Section 162(m)(4)(C)(i) of the Code.

Common Stock means the common stock, $0.01 par value per share of the Company.

Company means the corporation described in Section 1.1 of the Plan or any successor thereto which assumes and continues the Plan.

Consultant means any individual, other than a Director or an Employee, who renders consulting or advisory services to the Company or an Affiliate, provided such services are not in connection with the offer or sale of securities in a capital raising transaction.

Covered Employee means any of the Chief Executive Officer of the Company and the four highest paid officers of the Company other than the Chief Executive Officer as described in Section 162(m)(3) of the Code or any individual Consultant, Director or other Employee, or class of Consultants, Directors or Employees, who the Committee specifies in an Award shall be treated as a Covered Employee.

Disability means an inability to perform the Employee’s or Non-Employee Director’s material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Participant (or his guardian) and the Company, provided that if the Employee or Non-Employee Director (or his guardian) and the Company do not agree on a physician, the Employee or Non-Employee Director and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company shall conclusively establish the Participant’s disability. Solely with respect to any Award that is subject to Section 409A of the Code, this definition is intended to comply with the definition of disability under Section 409A of the Code as in effect commencing January 1, 2005 and, to the extent that the above definition does not so comply, such definition shall be void and of no effect and, to the extent required to ensure that this definition complies with the requirements of Section 409A of the Code, the definition of such term set forth in regulations or other regulatory guidance issued under Section 409A of the Code by the appropriate governmental authority is hereby incorporated by reference into and shall form part of this Plan as fully as if set forth herein verbatim and the Plan shall be operated in accordance with the above definition of Disability as modified to the extent necessary to ensure that the above definition complies with the definition prescribed in such regulations or other regulatory guidance insofar as the definition relates to any Award that is subject to Section 409A of the Code.

Effective Date means the date that the Plan is approved by stockholders of the Company.

Employee means any employee of the Company or an Affiliate.

Employment means any period in which a Participant is an Employee of the Company or an Affiliate.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value or FMV Per Share means, as of any given date, the closing price per share on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, or if no trade of the Common Stock shall have been reported for such date, the closing price quoted on such exchange or market for the immediately preceding date on which such shares were traded. The term “closing price” on any given day shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price on such day, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the last transaction price on such day of the shares of Common Stock on the Nasdaq Market, Inc. (“NASDAQ”). If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization on any given day, the FMV Per Share shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

Incentive Option means any option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.

Incumbent Board means the Board described in paragraph (v) of the definition of Change in Control under Section 1.2 of the Plan.

Non-Employee Director means a person who is a member of the Board but who is neither an Employee nor a Consultant of the Company or any Affiliate.

Nonqualified Option means an option not intended to satisfy the requirements of Code Section 422 and which is granted pursuant to Article II of the Plan.

Option means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Stock Option or a Nonqualified Stock Option, or both, as applicable.

Option Expiration Date means the date determined by the Committee which shall not be more than ten years after the date of grant of an Option.

Optionee means a Participant who has received or will receive an Option.

Participant means any Non-Employee Director, Employee or Consultant granted an Award under the Plan.

Performance Award means an Award granted pursuant to Article VII of the Plan which, if earned, will afford the Participant the right to receive shares of Common Stock issued at the end of a performance period.

Plan means the plan described in Section 1.1 of the Plan and set forth in this document, as amended from time to time.

Restricted Period means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

Restricted Stock means one or more shares of Common Stock prior to the lapse of restrictions thereon, granted under Article VI of the Plan.

Retirement means termination of Employment of an Employee, or if determined by the Committee termination of service of a Non-Employee Director, under circumstances as shall constitute retirement as determined by the Committee.

Securities Act means the Securities Act of 1933, as amended.

Spread means the amount determined pursuant to Section 5.1(a) of the Plan.

Stock Appreciation Right means an Award granted pursuant to Article V of the Plan.

1.3 Shares Subject to the Plan. The maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall be 650,000 shares. Solely for the purposes of implementing the limitation of the immediately preceding sentence, an Award of an Option or a Stock Appreciation Right in respect of one share of Common Stock shall be deemed to be an Award of one share of Common Stock and an Award of a share of Bonus Stock or Restricted Stock shall be deemed to be an Award of two shares of Common Stock. With respect to any Performance Award, the value of the maximum benefit that may be paid under the Performance Award shall be divided by the FMV Per Share of Common Stock as of the date of grant of the Performance Award and each share resulting from such computation shall be deemed to be an Award of two shares of Common Stock for purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. In addition, during any calendar year, the number of shares of Common Stock reserved for issuance under the Plan which are subject to Awards that may be granted to any one Participant shall not exceed 100,000 shares.

Notwithstanding the above, in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall be ratably adjusted by the Committee. Upon the occurrence of any of the events described in the immediately preceding sentence, in order to ensure that after such event the shares of Common Stock subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event, the Committee shall, in such manner as it may deem equitable, adjust (i) the number of shares of Common Stock with respect to which Awards may be granted under the Plan, (ii) the maximum number of shares of Common Stock that may be covered by Awards to any single individual during any calendar year, (iii) the number of shares of Common Stock subject to outstanding Awards, and (iv) the grant or exercise price with respect to an Award. Such adjustment in an outstanding Option shall be made (i) without change in the total cost applicable to the Option or any unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and (ii) with any necessary corresponding adjustment in exercise price per share; provided, however, the Committee shall not take any action otherwise authorized under this Section 1.3 to the extent that (i) such action would cause (A) the application of Section 162(m) or 409A of the Code to the Award or (B) create adverse tax consequences under Section 162(m) or 409A of the Code should either or both of those Code sections apply to the Award or (ii) materially reduce the benefit to the Participant without the consent of the Participant. The Committee’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.

In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason other than the withholding of shares for payment of taxes or exercise price, or in the event any Award (or portion thereof) granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Plan for the grant of additional Awards. Shares that cease to be subject to an Award because of the exercise of the Award, or the vesting of a Restricted Stock Award or similar Award, shall no longer be subject to any further grant under the Plan. With respect to Stock Appreciation Rights, when a Stock Appreciation

Right is exercised, the shares subject to the grant agreement shall be counted against the shares available for issuance under the Plan as one (1) share for every share subject thereto, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable. No fractional shares shall be issued under the Plan; payment for any fractional shares shall be made in cash.

1.4 Administration of the Plan.

(a) Committee, Meetings, Rule Making and Interpretations. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall (i) interpret the Plan and all Awards under the Plan, (ii) make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, (iii) make all other determinations necessary or advisable for the administration of the Plan and (iv) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be final, binding and conclusive on all affected persons, including the Company; any Affiliate; any grantee, holder or beneficiary of an Award; any stockholder and any Employee, Consultant or Non-Employee Director. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

1.5 Granting of Awards to Participants. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Consultants and Non-Employee Directors as may be selected by it subject to the terms and conditions hereinafter set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Committee may consider the contribution the recipient has made and/or may make to the growth of the Company or its Affiliates and any other factors that it may deem relevant. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. In no event shall any Employee, Consultant or Non-Employee Director, nor his or its legal representatives, heirs, legatees, distributees or successors have any right to participate in the Plan except to such extent, if any, as permitted under the Plan and as the Committee may determine.

1.6 Leave of Absence. If an Employee is on military, sick leave or other bona fide leave of absence, such person shall be considered an ”Employee” for purposes of an outstanding Award during the period of such leave provided it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the 91st day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

1.7 Term of Plan. If not sooner terminated under the provisions of Section 1.8, the Plan shall terminate upon, and no further Awards shall be made, after the second (2nd) anniversary of the Effective Date.

1.8 Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, subject to Section 8.11, no amendment, suspension or termination of the Plan may without the consent of the holder of an Award terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect; and provided further, however, that no amendment shall be effective prior to its approval by the stockholders of the Company to the extent that (i) it provides for accelerated vesting other than in connection with a Change in Control or would contravene the requirements of Section 2.4 of the Plan or (ii) such approval is required by (A) applicable legal requirements, (B) the requirements of any securities exchange on which the Company’s stock may be listed or (C) the requirements of the Nasdaq Stock Market, Inc. on which the Company’s stock may be listed. Notwithstanding the foregoing, the Board may amend the Plan in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to the Participants.

ARTICLE II

NONQUALIFIED OPTIONS

2.1 Eligibility. The Committee may grant Nonqualified Options to purchase the Common Stock to any Employee, Consultant and Non-Employee Directors according to the terms set forth below. Each Nonqualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom Nonqualified Options were granted in such form as the Committee shall provide.

2.2 Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Nonqualified Option granted under this Article II shall not be less than one hundred percent (100%) of the FMV Per Share as of the date of grant of such Nonqualified Option. The exercise price for each Nonqualified Option granted under Article II shall be subject to adjustment as provided in Section 2.3(e) of the Plan.

2.3 Terms and Conditions of Nonqualified Options. Nonqualified Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

(a) Option Period and Conditions and Limitations on Exercise. No Nonqualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Nonqualified Option shall be exercisable at such time or times as the Committee in its discretion may determine at the time such Nonqualified Option is granted.

(b) Manner of Exercise. In order to exercise a Nonqualified Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Nonqualified Option shall either be (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the person for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Nonqualified Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Nonqualified Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Nonqualified Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. The date of sale of the shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Nonqualified Option. If the Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

(c) Proceeds. The proceeds received from the sale of shares of Common Stock pursuant to exercise of Nonqualified Options exercised under the Plan will be used for general corporate purposes.

(d) Nonqualified Options not Transferable. Except as provided below, no Nonqualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during the lifetime of the Participant to whom any such Nonqualified Option is granted, it shall be exercisable only by the Participant (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Nonqualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Nonqualified Option with respect to the shares involved in such attempt. With respect to a specific Nonqualified Option, in accordance with rules and procedures established by the Committee from time to time, the Participant (or his guardian) may transfer, for estate planning purposes, all or part of such Nonqualified Option to one or more immediate family members or related family trusts or partnerships or similar entities as determined by the Committee. Any Nonqualified Option that is transferred in accordance with the provisions of this Section may only be exercised by the person or persons who acquire a proprietary interest in the Nonqualified Options pursuant to the transfer.

(e) Adjustment of Nonqualified Options. In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Committee shall make an appropriate and equitable adjustments as provided in Section 1.3.

(f) Listing and Registration of Shares. Each Nonqualified Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Nonqualified Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Nonqualified Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

2.4 Option Repricing. With stockholder approval, the Committee, in its absolute discretion, may grant to holders of outstanding Nonqualified Options, in exchange for the surrender and cancellation of such Nonqualified Options, new Nonqualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Nonqualified Options so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 2.3(e), no Nonqualified Option may be amended to reduce the exercise price of the shares subject to such Nonqualified Option without prior stockholder approval.

2.5 Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of Employment or service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control, No amendment of the Plan or any Award shall be effective prior to approval by the stockholders of the Company to the extent that the amendment provides for accelerated vesting other than in connection with a Change in Control.

ARTICLE III

INCENTIVE OPTIONS

The terms specified in this Article III shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all the provisions of Article II shall be applicable to Incentive Options. Options which are specifically designated as Nonqualified Options shall not be subject to the terms of this Section III.

3.1 Eligibility. Incentive Options may only be granted to Employees of the Company or its parent or subsidiary as defined in Sections 424(e) or (f) of the Code, as applicable, while each such entity is a “corporation” described in Section 7701(a)(3) of the Code and Treas. Reg. Section 1.421-1(i)(1).

3.2 Exercise Price. Subject to Section 3.4, the exercise price per share shall not be less than one hundred percent (100%) of the FMV Per Share as of the option date of grant.

3.3 Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate which is a parent or subsidiary as defined in Code Sections 424(e) or (f), as applicable) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

3.4 10% Stockholder. If any Employee to whom an Incentive Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” of the Company (as defined in Section 424(e) of the Code) or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code), then the exercise price per share shall not be less than one hundred ten percent (110%) of the FMV Per Share as of the date of grant and the option term shall not exceed five (5) years measured from the date of grant. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

3.5 Incentive Options Not Transferable. No Incentive Option granted hereunder (i) shall be transferable other than by will or by the laws of descent and distribution and (ii) except as permitted in regulations or other guidance issued under Section 422 of the Code, shall be exercisable during the Optionee’s lifetime by any person other than the Optionee (or his guardian).

3.6 Compliance With Code Section 422. All Options that are intended to be Incentive Stock Options described in Code Section 422 shall be designated as such in the Option grant and in all respects shall be issued in compliance with Code Section 422.

3.7 Limitations on Exercise. No Incentive Option shall be exercisable more than three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability.

ARTICLE IV

BONUS STOCK

The Committee may, from time to time and subject to the provisions of the Plan, grant shares of Bonus Stock to Employees, Consultants and Non-Employee Directors. Such grants of Bonus Stock shall be in consideration of performance of services by the Participant without additional consideration except as may be required by the Committee or pursuant to Section 8.1. Bonus Stock shall be shares of Common Stock that are not subject to a Restricted Period under Article VI.

ARTICLE V

STOCK APPRECIATION RIGHTS

5.1 Eligibility. The Committee is authorized to grant Stock Appreciation Rights to Employees, Consultants and Non-Employee Directors on the following terms and conditions.

(a) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted, upon exercise thereof, a right to receive shares of Common Stock, the value of which is equal to the excess of (A) the FMV Per Share on the date of exercise over (B) the deemed exercise price which shall be one hundred percent (100%) of the FMV Per Share as of the date of grant (the Spread) with respect to a specified number of shares of Common Stock. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Stock Appreciation Right may not exceed a specified amount.

(b) Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, and any other terms and conditions of any Stock Appreciation Right; provided, however, a Stock Appreciation Right shall not be granted in tandem or in combination with any other Award if that would (i) cause application of Section 409A of the Code to the Award or (ii) result in adverse tax consequences under Section 409A of the Code should that code section apply to the Award.

5.2 Repricing. With stockholder approval, the Committee, in its absolute discretion, may grant to holders of outstanding Stock Appreciation Rights, in exchange for the surrender and cancellation of such Stock Appreciation Rights, new Stock Appreciation Rights having deemed exercise prices lower (or higher with any required consent) than the deemed exercise price provided in the Stock Appreciation Rights so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 2.3(e), no Stock Appreciation Right may be amended to reduce the deemed exercise price of the shares subject to such Stock Appreciation Right without prior stockholder approval.

ARTICLE VI

RESTRICTED STOCK

6.1 Eligibility. All Employees, Consultants and Non-Employee Directors shall be eligible for grants of Restricted Stock.

6.2 Restrictions, Restricted Period and Vesting.

(a) The Restricted Stock shall be subject to such forfeiture restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code) and restrictions on transfer by the Participant and repurchase by the Company as the Committee, in its sole discretion, shall determine. Prior to the lapse of such restrictions the Participant shall not be permitted to transfer such shares. The Company shall have the right to repurchase or recover such shares for the amount of any cash paid therefor if (i) the Participant shall terminate Employment from or services to the Company prior to the lapse of such restrictions or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award.

(b) Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of Employment or service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control. No amendment of the Plan or any Award shall be effective prior to approval by the stockholders of the Company to the extent that the amendment provides for accelerated vesting other than in connection with a Change in Control.

(c) Immediate Transfer Without Immediate Delivery of Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, along with a stock power endorsed in blank until such time as the restrictions on transfer have lapsed. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares; provided, however, the Committee may in the Award restrict the Participant’s right to dividends until the restrictions on the Restricted Stock lapse. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the TETRA Technologies, Inc. 2006 Equity Incentive Compensation Plan (as amended and restated) and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Award dated                   , 200  .

6.3 Forfeiture of Restricted Stock. If, for any reason, the restrictions imposed by the Committee upon Restricted Stock are not satisfied at the end of the Restricted Period, any Restricted Stock remaining subject to such restrictions shall thereupon be forfeited by the Participant and reacquired by the Company.

6.4 Delivery of Shares of Common Stock. Pursuant to Section 8.5 of the Plan and subject to withholding requirements of Article IX of the Plan, at the expiration of the Restricted Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restricted Period has expired shall be delivered without charge to the Participant, or his personal representative, free of all restrictions under the Plan.

ARTICLE VII

PERFORMANCE AWARDS

7.1 Performance Awards. The Committee may grant Performance Awards based on performance goals as set forth in Section 7.2 measured over a period of not less than three months and not more than five years. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

7.2 Performance Goals. The grant and/or settlement of a Performance Award shall be contingent upon terms set forth in this Section 7.2.

(a) General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, performance goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in price per share; (C) increase in revenues; (D) increase in cash flow; (E) return on net assets; (F) return on assets; (G) return on investment; (H) return on equity; (I) economic value added; (J) gross margin; (K) net income; (L) pretax earnings; (M) pretax earnings before interest, depreciation, depletion and amortization; (N) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (O) operating income; (P) total stockholder return; (Q) debt reduction; and (R) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Oil Service Index (OSX) or components thereof or a group of comparable companies.

(c) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of not less than three months and not more than five years, as specified by the Committee. Performance goals in the case of any Award granted to a Participant shall be established not later than 60 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. All Performance Awards shall be payable in shares of Common Stock as determined in this Section 7.2(d). Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made by the later of (i) the date that is 2 1/2 months after the end of the Participant’s first taxable year in which the Performance Award is earned and payable under the Plan and (ii) the date that is 2 1/2 months after the end of the Company’s first taxable year in which the Performance Award is earned and payable under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. The amount payable under a Performance Award shall be divided by the FMV Per Share of Common Stock on the determination date and a stock certificate evidencing the resulting shares of Common Stock (to the nearest full share) shall be delivered to the Participant, or his personal representative, and the value of any fractional shares will be paid in cash. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(e) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award, and the achievement of performance goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards.

(f) Status of Performance Awards Under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto) shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 7.2 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean any person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

ARTICLE VIII

CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

8.1 General. Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award; provided, that any such election would not (i) cause the application of Section 409A of the Code to the Award or (ii) create adverse tax consequences under Section 409A of the Code should Section 409A apply to the Award. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Committee may amend an Award; provided, however, subject to Section 8.11, no amendment of an Award may, without the consent of the holder of the Award, adversely affect such person’s rights with respect to such Award in any material respect. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that, subject to Section 8.11, the Committee shall not have any discretion to accelerate or waive any term or condition of an Award if (i) such discretion would cause the Award to have adverse tax consequences to the Participant under Section 409A of the Code or (ii) if the Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and such discretion would cause the Award not to so qualify. In addition, no such exercise of discretion shall be effective prior to approval by the stockholders of the Company to the extent that such discretion would result in acceleration of vesting other than in connection with a Change in Control. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware Corporation Law, no consideration other than services may be required for the grant of any Award.

8.2 Stand-Alone, Additional and Substitute Awards. Subject to Sections 2.4 and 5.3 of the Plan, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate; provided, however, no Award shall be issued under the Plan if issuance of the Award would result in adverse tax consequences under Section 409A of the Code. Such additional, substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 8.2 shall be effective only to the extent that such action will not cause (i) the holder of the Award to lose the protection of Section 16(b) of the Exchange Act and rules and regulations promulgated thereunder, (ii) any Award that is designed to qualify payments thereunder as performance-based compensation as defined in Section 162(m) of the Code to fail to qualify as such performance-based compensation, (iii) any Award that is subject to Section 409A of the Code to result in adverse consequences under Section 409A of the Code or (iv) accelerated vesting of any Award other than in connection with a Change in Control absent approval by the stockholders of the Company.

8.3 Term of Awards. The term or Restricted Period of each Award that is an Option, Stock Appreciation Right or Restricted Stock shall be for such period as may be determined by the Committee; provided that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter terms as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

8.4 Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Plan and/or Award agreement, be accelerated, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that such discretion may not be exercised by the Committee if the exercise of such discretion would result in adverse tax consequences to the Participant under Section 409A of the Code. Installment or deferred payments may be required or permitted by the Committee (subject to Section 1.8 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement); provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

8.5 Vested and Unvested Awards. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award of (i) Restricted Stock, a certificate, without the legend set forth in Section 6.2(c), for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Employee, and (ii) Stock Appreciation Rights or Performance Awards, a certificate for the number of shares equal in value to the number of Stock Appreciation Rights or amount of Performance Awards payable under those Awards shall be delivered to the person. The number of shares of Common Stock which shall be issuable upon exercise of a Stock Appreciation Right or earning of a Performance Award shall be determined by dividing (1) by (2) where (1) is the number of shares of Common Stock as to which the Stock Appreciation Right is exercised multiplied by the Spread or the amount of Performance Award that is earned and payable, as applicable, and (2) is the FMV Per Share of Common Stock on the date of exercise of the Stock Appreciation Right or the date the Performance Award is earned and payable, as applicable. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Stock Appreciation Rights or Performance Awards, as the case may be, shall either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

8.6 Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16(b) of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

8.7 Transferability.

(a) Non-Transferable Awards and Options. Except as otherwise specifically provided in the Plan, no Award and no right under the Plan, contingent or otherwise, other than Bonus Stock or Restricted Stock as to which restrictions have lapsed, will be (i) assignable, saleable, or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 8.7(a) shall be void and ineffective for all purposes.

(b) Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes Disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Participant’s estate, or the person or persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.

8.8 Rights as a Stockholder.

(a) No Stockholder Rights. Except as otherwise provided in Section 8.8(b) or Section 6.2(c), a Participant who has received a grant of an Award or a transferee of such Participant shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes the holder of record. Except as otherwise provided in Section 8.8(b) or Section 1.3, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

(b) Holder of Restricted Stock. Unless otherwise approved by the Committee prior to the grant of a Restricted Stock Award, a Participant who has received a grant of Restricted Stock or a permitted transferee of such Participant shall not have any rights of a stockholder until such time as a stock certificate has been issued with respect to all, or a portion of, such Restricted Stock Award, except as otherwise provided in Section 6.2(c).

8.9 Listing and Registration of Shares of Common Stock. The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of an Award until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

8.10 Termination of Employment, Death, Disability and Retirement.

(a) Termination of Employment. Unless otherwise provided in the Award, if Employment of an Employee or service of a Non-Employee Director is terminated for any reason whatsoever other than death, Disability or Retirement, or if service of a Consultant is terminated for any reason whatsoever other than death, any nonvested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur, and the Employee, Consultant or Non-Employee Director shall be entitled to utilize his or her exercise rights with respect to the portion of the Award vested as of the date of termination for a period that shall end on the earlier of (i) the expiration date set forth in the Award with respect to the vested portion of such Award or (ii) the date that occurs three (3) months after such termination date.

(b) Retirement. Unless otherwise provided in the Award, upon the Retirement of an Employee or, if applicable, Non-Employee Director:

(i) any nonvested portion of any outstanding Award shall immediately terminate and no further vesting shall occur; and

(ii) any exercise rights with respect to any vested Award shall expire on the earlier of (A) the expiration date set forth in the Award; or (B) the expiration of twelve (12) months after the date of Retirement.

(c) Disability or Death. Unless otherwise provided in the Award, upon termination of Employment or service from the Company or any Affiliate which is a parent or subsidiary as a result of Disability of an Employee or Non-Employee Director or death of an Employee, Non-Employee Director or Consultant, or with respect to a Participant who is either a retired former Employee or Non-Employee Director who dies during the period described in Section 8.10(b), hereinafter the “Applicable Retirement Period,” or a disabled former Employee or Non-Employee Director who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination of Employment or service due to Disability, hereinafter the “Applicable Disability Period,”

(i) any nonvested portion of any outstanding Award that has not already terminated shall immediately terminate and no further vesting shall occur; and

(ii) any exercise rights with respect to any vested Award shall expire upon the earlier of (A) the expiration date set forth in the Award or (B) the later of (1) the first anniversary of such termination of Employment as a result of Disability or death, or (2) the first anniversary of such person’s death during the Applicable Retirement Period (except in the case of an Incentive Option) or the Applicable Disability Period.

(d) Continuation. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may provide for the continuation of any Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee, Consultant or Non-Employee Director.

8.11 Change in Control

(a) Change in Control. Unless otherwise provided in the Award, in the event of a Change in Control described in clauses (ii), (iii) and (iv) of the definition of Change in Control under Section 1.2 of the Plan:

(i) the Committee may accelerate vesting and the time at which all Options and Stock Appreciation Rights then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options and Stock Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii) the Committee may waive all restrictions and conditions of all Restricted Stock then outstanding with the result that all restrictions shall be deemed satisfied, and the Restriction Period shall be deemed to have expired, as of the date of the Change in Control or such other date as may be determined by the Committee; and

(iii) the Committee may determine to amend Performance Awards, or substitute new Performance Awards in consideration of cancellation of outstanding Performance Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change in Control or such other date as may be determined by the Committee, without regard to payment schedules and notwithstanding the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.

Notwithstanding the above provisions of this Section 8.11(a), the Committee shall not be required to take any action described in the preceding provisions of this Section 8.11(a) and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 8.11(a) shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b) Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 8.11(b), the cash value of an Award shall equal the sum of (i) the cash value of all benefits to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option or Restricted Stock and (ii) in the case of any Award that is an Option or Restricted Stock, the excess of the “market value” (defined below) per share over the option price, or the market value (defined below) per share of Restricted Stock, multiplied by the number of shares subject to such Award. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value Per Share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 8.11(b) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

ARTICLE IX

WITHHOLDING FOR TAXES

Any issuance of Common Stock pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto at the minimum statutory rate. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person for a period of at least twelve months prior to the date of exercise or payment of the Award which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

ARTICLE X

MISCELLANEOUS

10.1 No Rights to Awards or Uniformity Among Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

10.2 Conflicts with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.

10.3 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.

10.4 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

10.5 Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

10.6 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

10.7 Stockholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ or repurchase agreement in such form as approved from time to time by the Board.

10.8 Funding. Except as provided under Article VI of the Plan, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees, Consultants or Non-Employee Directors under general law.

10.9 No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

10.10 Effect on Other Plans. If the Plan is approved by the Company’s stockholders at the 2006 annual meeting, no further options will be granted under the Company’s (i) 1990 Stock Option Plan, as amended; (ii) 1996 Stock Option Plan for Nonexecutive Employees and Consultants; (iii) Director Stock Option Plan, as amended; and (iv) 1998 Director Stock Option Plan, as amended and restated.

PROXY	PROXY

TETRA TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
TETRA TECHNOLOGIES, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 2, 2006

The undersigned hereby constitutes and appoints Geoffrey M. Hertel and Bass C. Wallace, Jr. and each or either of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of stockholders of TETRA Technologies, Inc. (herein the “Company”), to be held at the Marriott Woodlands Waterway Hotel, 1601 Lake Robbins Drive, The Woodlands, Texas on Tuesday, May 2, 2006 at 11:00 a.m. local time and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5. All prior proxies are hereby revoked.

(Continued and to be signed on the reverse side.)

[Reverse Side of Card]

TETRA TECHNOLOGIES, INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

(1)	Election of Directors
	Nominees:	01 Paul D. Coombs	02 Allen T. McInnes	03 J. Taft Symonds

	[ ] FOR ALL	[ ] WITHHOLD ALL	[ ] FOR ALL EXCEPT*

* To withhold authority to vote for any individual nominee, write the nominee's number on the line below.

(2)	To approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year 2006.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(3)	To amend our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 70,000,000 to 100,000,000.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(4)	To amend our Restated Certificate of Incorporation to declassify the Board of Directors and to allow for the removal of Directors without cause.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(5)	To adopt the TETRA Technologies, Inc. 2006 Equity Incentive Compensation Plan.

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

This Proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of TETRA Technologies, Inc. dated March 29, 2006.

Dated:_______________________, 2006

Signature of Stockholder _______________________

Signature of Stockholder [Joint Owner] _______________________

NOTE: Please sign your name exactly as it appears hereon. Joint owners should also sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.